Exhibit 10.1

IMPERIAL SUGAR COMPANY,

IMPERIAL DISTRIBUTING, INC.,

IMPERIAL-SAVANNAH LP

and

RAGUS HOLDINGS, INC.,

as Borrowers,

and

THE ADDITIONAL SUBSIDIARIES OF

IMPERIAL SUGAR COMPANY,

as Guarantors

SECOND AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

Dated as of May 18, 2011

$140,000,000 Revolving Credit Facility

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders

and

BANK OF AMERICA, N.A.,

as Agent

BANK OF AMERICA, N.A.

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Co-Collateral Agents,

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Co-Lead Arranger and Book Manager

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Co-Lead Arranger

(i)

	4.1.3	Swingline Loans; Settlement	39
	4.1.4	Notices	40
4.2	Defaulting Lender		40
	4.2.1	Reallocation of Pro Rata Share; Amendments	40
	4.2.2	Payments; Fees	40
	4.2.3	Cure	40
4.3	Number and Amount of LIBOR Loans; Determination of Rate		40
4.4	Borrower Agent		41
4.5	One Obligation		41
4.6	Effect of Termination		41

SECTION 5. PAYMENTS			41
5.1	General Payment Provisions		41
5.2	Repayment of Revolver Loans		41
5.3	Prepayments of the Revolver Loans		42
5.4	Payment of Other Obligations		42
5.5	Marshaling; Payments Set Aside		42
5.6	Post-Default Allocation of Payments		43
	5.6.1	Allocation	43
	5.6.2	Erroneous Application	43
5.7	Application of Payments		43
5.8	Loan Account; Account Stated		44
	5.8.1	Loan Account	44
	5.8.2	Entries Binding	44
5.9	Taxes		44
	5.9.1	Payments Free of Taxes	44
	5.9.2	Payment	44
	5.9.3	Refunds	44
5.10	Lender Tax Information		45
	5.10.1	Status of Lenders	45
	5.10.2	Documentation	45
	5.10.3	Lender Obligations	45
5.11	Nature and Extent of Each Borrower’s Liability		45
	5.11.1	Joint and Several Liability	45
	5.11.2	Waivers	46
	5.11.3	Extent of Liability; Contribution	47
	5.11.4	Joint Enterprise	47
	5.11.5	Subordination	47

SECTION 6. CONDITIONS PRECEDENT			48
6.1	Conditions Precedent to Initial Loans		48
6.2	Conditions Precedent to All Credit Extensions		49

SECTION 7. COLLATERAL			50
7.1	Grant of Security Interest		50
7.2	Lien on Deposit Accounts; Cash Collateral		51
	7.2.1	Deposit Accounts	51
	7.2.2	Cash Collateral	51
7.3	Real Estate Collateral		51
	7.3.1	Lien on Real Estate	51
	7.3.2	Collateral Assignment of Leases	51
7.4	Other Collateral		51
	7.4.1	Commercial Tort Claims	51

(ii)

	7.4.2	Certain After-Acquired Collateral	52
7.5	No Assumption of Liability		52
7.6	Further Assurances		52
7.7	Foreign Subsidiary Stock		52
7.8	Commercially Reasonably Actions		52

SECTION 8. COLLATERAL ADMINISTRATION			53
8.1	Borrowing Base Certificates		53
8.2	Administration of Accounts		53
	8.2.1	Records and Schedules of Accounts	53
	8.2.2	Taxes	54
	8.2.3	Account Verification	54
	8.2.4	Maintenance of Dominion Account	54
	8.2.5	Proceeds of Collateral	54
	8.2.6	Principal Depository Relationship	54
8.3	Administration of Inventory		54
	8.3.1	Records and Reports of Inventory	54
	8.3.2	Returns of Inventory	54
	8.3.3	Acquisition, Sale and Maintenance	55
8.4	Administration of Equipment		55
	8.4.1	Records and Schedules of Equipment	55
	8.4.2	Dispositions of Equipment	55
	8.4.3	Condition of Equipment	55
8.5	Administration of Deposit Accounts		55
8.6	General Provisions		55
	8.6.1	Location of Collateral	55
	8.6.2	Insurance of Collateral; Condemnation Proceeds	56
	8.6.3	Protection of Collateral	56
	8.6.4	Defense of Title to Collateral	57
8.7	Power of Attorney		57

SECTION 9. REPRESENTATIONS AND WARRANTIES			57
9.1	General Representations and Warranties		57
	9.1.1	Organization and Qualification	57
	9.1.2	Power and Authority	58
	9.1.3	Enforceability	58
	9.1.4	Capital Structure	58
	9.1.5	Title to Properties; Priority of Liens	58
	9.1.6	Accounts	58
	9.1.7	Financial Statements	59
	9.1.8	Surety Obligations	59
	9.1.9	Taxes	59
	9.1.10	Brokers	59
	9.1.11	Intellectual Property	59
	9.1.12	Governmental Approvals	60
	9.1.13	Compliance with Laws	60
	9.1.14	Compliance with Environmental Laws	60
	9.1.15	Burdensome Contracts	60
	9.1.16	Litigation	61
	9.1.17	No Defaults	61
	9.1.18	ERISA	61
	9.1.19	Trade Relations	62
	9.1.20	Labor Relations	62

(iii)

	9.1.21	Payable Practices	62
	9.1.22	Not a Regulated Entity	62
	9.1.23	Margin Stock	62
	9.1.24	Debt	62
	9.1.25	Farm Products, etc.	63
	9.1.26	Joint Venture Agreements	63
9.2	Complete Disclosure		63

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS			63
10.1	Affirmative Covenants		63
	10.1.1	Inspections; Appraisals	63
	10.1.2	Financial and Other Information	64
	10.1.3	Notices	68
	10.1.4	Landlord and Storage Agreements	68
	10.1.5	Compliance with Laws and Joint Venture Agreements	69
	10.1.6	Taxes	69
	10.1.7	Insurance	69
	10.1.8	Licenses	69
	10.1.9	Future Subsidiaries	69
	10.1.10	[Intentionally omitted.]	70
	10.1.11	Farm Products	70
	10.1.12	Certain Post-Closing Requirements	71
10.2	Negative Covenants		71
	10.2.1	Permitted Debt	71
	10.2.2	Permitted Liens	73
	10.2.3	[Intentionally omitted.]	74
	10.2.4	Distributions; Upstream Payments	74
	10.2.5	Restricted Investments	75
	10.2.6	Disposition of Assets	75
	10.2.7	Loans	77
	10.2.8	Restrictions on Payment of Certain Debt	77
	10.2.9	Fundamental Changes	78
	10.2.10	Subsidiaries	78
	10.2.11	Organic Documents	78
	10.2.12	Tax Consolidation	78
	10.2.13	Accounting Changes	78
	10.2.14	Restrictive Agreements	78
	10.2.15	Hedging Agreements	79
	10.2.16	Conduct of Business; Foreign Subsidiaries	79
	10.2.17	Affiliate Transactions	79
	10.2.18	Plans	79
	10.2.19	Amendments to Subordinated Debt	79
10.3	Financial Covenant		79
	10.3.1	Minimum EBITDA	79

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT			80
11.1	Events of Default		80
11.2	Remedies upon Default		81
11.3	License		82
11.4	Setoff		82
11.5	Remedies Cumulative; No Waiver		83
	11.5.1	Cumulative Rights	83
	11.5.2	Waivers	83

(iv)

SECTION 12. AGENT			83
12.1	Appointment, Authority and Duties of Agent		83
	12.1.1	Appointment and Authority	83
	12.1.2	Duties	84
	12.1.3	Agent Professionals	84
	12.1.4	Instructions of Required Lenders	84
12.2	Agreements Regarding Collateral and Field Examination Reports		84
	12.2.1	Lien Releases; Care of Collateral	84
	12.2.2	Possession of Collateral	84
	12.2.3	Reports	84
12.3	Reliance By Agent		85
12.4	Action Upon Default		85
12.5	Ratable Sharing		85
12.6	Indemnification		85
12.7	Limitation on Responsibilities of Agent		86
12.8	Successor Agent and Co-Agents		86
	12.8.1	Resignation; Successor Agent	86
	12.8.2	Separate Collateral Agent	86
	12.8.3	Resignation of Co-Collateral Agents	87
12.9	Due Diligence and Non-Reliance		87
12.10	Remittance of Payments and Collections		87
	12.10.1	Remittances Generally	87
	12.10.2	Failure to Pay	87
	12.10.3	Recovery of Payments	87
12.11	Agent in its Individual Capacity		87
12.12	Agent Titles		88
12.13	Bank Product Providers		88
12.14	No Third Party Beneficiaries		88

SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS			88
13.1	Successors and Assigns		88
13.2	Participations		88
	13.2.1	Permitted Participants; Effect	88
	13.2.2	Voting Rights	89
	13.2.3	Benefit of Set-Off	89
13.3	Assignments		89
	13.3.1	Permitted Assignments	89
	13.3.2	Effect; Effective Date	89
	13.3.3	Certain Assignees	89
13.4	Replacement of Certain Lenders		90

SECTION 14. MISCELLANEOUS			90
14.1	Consents, Amendments and Waivers		90
	14.1.1	Amendment	90
	14.1.2	Limitations	91
	14.1.3	Payment for Consents	91
	14.1.4	Release of Collateral and Guarantors	91
14.2	Indemnity		91
14.3	Notices and Communications		92
	14.3.1	Notice Address	92
	14.3.2	Electronic Communications; Voice Mail	93
	14.3.3	Non-Conforming Communications	93
14.4	Performance of Borrowers’ Obligations		93

(v)

14.5	Credit Inquiries		93
14.6	Severability		93
14.7	Cumulative Effect; Conflict of Terms		93
14.8	Counterparts		93
14.9	Entire Agreement		93
14.10	Relationship with Lenders		94
14.11	No Advisory or Fiduciary Responsibility		94
14.12	Confidentiality		94
14.13	[Intentionally Omitted.]		94
14.14	GOVERNING LAW		95
14.15	Consent to Forum		95
	14.15.1	Forum	95
	14.15.2	[Intentionally omitted.]	95
14.16	Waivers by Obligors		95
14.17	Patriot Act Notice		95
14.18	NO ORAL AGREEMENT		95
14.19	Amendment and Restatement		96
14.20	Ratification of Existing Liens		96
14.21	Assignment of Continuing Loans		96

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Revolver Note
Exhibit B	Assignment and Acceptance
Exhibit C	Assignment Notice
Exhibit D	Joinder Agreement

Schedule 1.1A	Existing Letters of Credit
Schedule 1.1B	Commitments of Lenders
Schedule 1.1C	Gramercy Agreements
Schedule 1.1D	Existing Lien Waivers
Schedule 1.1E	Certain Liabilities of Joint Ventures
Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.5	Real Estate
Schedule 9.1.9	Tax Returns
Schedule 9.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.14	Environmental Matters
Schedule 9.1.15	Restrictive Agreements
Schedule 9.1.16	Litigation
Schedule 9.1.18	Pension Plans
Schedule 9.1.20	Labor Contracts
Schedule 9.1.26	Non-Compliance with Joint Venture Agreements
Schedule 10.2.1	Debt
Schedule 10.2.2	Existing Liens
Schedule 10.2.4	Existing Agreements relating to Repurchases or Redemptions of Certain Equity Interests
Schedule 10.2.17	Existing Affiliate Transactions

(vi)

SECOND AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is dated as of May 18, 2011, among IMPERIAL SUGAR COMPANY, a Texas corporation (“Parent”), IMPERIAL DISTRIBUTING, INC., a Delaware corporation (“Imperial Distributing”), IMPERIAL-SAVANNAH LP, a Delaware limited partnership (“Imperial Savannah”), RAGUS HOLDINGS, INC., a Delaware corporation (“Ragus”) (each of Parent, Imperial Distributing, Imperial Savannah and Ragus is, individually, a “Borrower” and they are, collectively “Borrowers”), the additional Subsidiaries of Parent party to this Agreement from time to time as Guarantors (including, without limitation, those Persons listed under the heading “Guarantors” on the signature pages to this Agreement), the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), BANK OF AMERICA, N.A., a national banking association, as agent for Lenders (“Agent”), and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Lead Arranger and Book Manager.

R E C I T A L S:

Borrowers, Fort Bend Utilities Company (as a co-borrower, which entity was previously dissolved) and Bank of America, N.A. (individually as a lender and as agent) are parties to that certain Amended and Restated Credit Agreement dated as of December 1, 2004, as amended by that certain Omnibus Amendment dated as of January 1, 2006, Second Amendment to Credit Agreement dated as of March 15, 2006, and Third Amendment to Amended and Restated Credit Agreement dated as of July 30, 2007 (as amended, the “Existing Credit Agreement”) pursuant to which Bank of America provides a credit facility to Borrowers to finance their mutual and collective business enterprise. Borrowers and Guarantors have requested that Lenders amend and restate the Existing Credit Agreement to, among other things, increase the amount of the credit facility, and Lenders are willing to do so on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions. As used herein, the following terms have the meanings set forth below:

Account: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor: a Person who is obligated under an Account, Chattel Paper or General Intangible.

Accounts Formula Amount: 85% of the Value of Eligible Accounts.

Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Allocable Amount: as defined in Section 5.11.3.

Anti-Terrorism Laws: any laws relating to terrorism or money laundering, including the Patriot Act.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin: with respect to any Type of Loan, the margin set forth below, as determined by the Average Availability for the last calendar month:

Level	Average Availability	Base Rate Revolver Loans	LIBOR Revolver Loans
I	> $90,000,000	0.75%	2.00%
II	> $70,000,000 and ≤ $90,000,000	1.00%	2.25%
III	> $40,000,000 and ≤ $70,000,000	1.25%	2.50%
IV	≤ $40,000,000	1.50%	2.75%

Until July 31, 2011, margins shall be determined as if Level II were applicable. Thereafter, the margins shall be subject to increase or decrease upon receipt by Agent pursuant to Section 10.1.2 of the financial statements and corresponding Compliance Certificate for the last calendar month, which change shall be effective on the first day of the calendar month following receipt. If, by the first day of a month, any financial statement or Compliance Certificate due in the preceding month has not been received, then, at the option of Agent or Required Lenders, the margins shall be determined as if Level IV were applicable, from such day until the first day of the calendar month following actual receipt.

Approved Fund: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit C.

Attributable Indebtedness: on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capital Lease, and (c) all Synthetic Debt of such Person.

Availability: the Borrowing Base minus the principal balance of all Revolver Loans.

Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the LC Reserve; (d) the Bank Product Reserve; (e) the Dilution Reserve; (f) the aggregate amount of liabilities secured by Liens upon Collateral included in the Borrowing Base that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); and (g) such additional reserves, in such amounts and with respect to such matters, as Agent in its Credit Judgment may elect to impose from time to time (including, without limitation, reserves for Grower Liens and trusts created under PACA, and reserves for warehousemen’s or bailee’s charges) (provided that such reserves, as they relate to the Accounts Formula Amount and Inventory Formula Amount components of the Borrowing Base only, shall be established in a manner generally consistent with Agent’s customary credit policies for asset-based credit facilities predicated upon Accounts and Inventory).

Average Availability: for any calendar month, the daily average of Availability during such calendar month.

Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.

Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, agents and attorneys.

Bank Product: any of the following products, services or facilities extended to any Borrower or Subsidiary by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) leases and other banking products or services as may be requested by any Borrower or Subsidiary, other than Letters of Credit.

Bank Product Debt: Debt and other obligations of an Obligor relating to Bank Products.

Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its discretion in respect of Secured Bank Product Obligations.

Bankruptcy Code: Title 11 of the United States Code.

Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; or (b) the Federal Funds Rate for such day, plus 0.50%.

Base Rate Loan: any Loan that bears interest based on the Base Rate.

Base Rate Revolver Loan: a Revolver Loan that bears interest based on the Base Rate.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrower Agent: as defined in Section 4.4.

Borrowing: a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.

Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the aggregate amount of Revolver Commitments, minus the LC Reserve; or (b) the sum of the Accounts Formula Amount, plus the Inventory Formula Amount, plus the Fixed Asset Formula Amount, minus the Availability Reserve.

Borrowing Base Certificate: a certificate, in form satisfactory to Agent, by which Borrower Agent certifies calculation of the Borrowing Base.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and California, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.

Capital Expenditures: all liabilities incurred or expenditures made by a Borrower or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.

Cash Collateral Account: a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, which account shall be subject to Agent’s Liens for the benefit of Secured Parties.

Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Secured Bank Product Obligations), Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of America or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Bank of America or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

Cash Management Services: any services provided from time to time by Bank of America or any of its Affiliates to any Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CERCLA: the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that, notwithstanding anything to the contrary contained herein, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, requests, guidelines, requirements or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of when enacted, adopted or issued.

Change of Control: (a) Parent ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in all Borrowers (other than Parent), except to the extent that such cessation results from the wind up, liquidation or dissolution of a Borrower as permitted by Section 10.2.6(f) or the merger or consolidation of a Borrower as permitted by Section 10.2.9; (b) any Person or two or more Persons acting as a group (as defined in Section 13d-3 of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) of 40% or more of the outstanding shares of voting Equity Interests of Parent; (c) a change in the majority of directors of Parent, unless approved by the then majority of such directors; or (d) all or substantially all of a Borrower’s assets are sold or transferred, other than sale or transfer to another Borrower.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to or arising out of (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto. Notwithstanding the foregoing, “Claims” shall include “Taxes” payable by Agent or a Lender as a result of its receipt of interest or fees payable under this Agreement with respect to the Revolver Commitments, Loans and/or Letters of Credit only to the extent that a Borrower or other Obligor is obligated to make payment or indemnification thereof as provided in Section 3.7.1 or 5.9.2.

Closing Date: as defined in Section 6.1.

Co-Collateral Agency Agreement: that certain letter agreement dated May 18, 2011, executed by Agent, Co-Collateral Agents and Obligors regarding various rights of the Co-Collateral Agents with respect to “Collateral Issues” (as defined therein).

Co-Collateral Agents: Bank of America and General Electric Capital Corporation in their capacities as Co-Collateral Agents hereunder.

Code: the Internal Revenue Code of 1986.

Collateral: all Property described in Section 7.1, all Property described in any Security Document as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Commitment: for any Lender, the amount of such Lender’s Revolver Commitment. “Commitments” means the aggregate amount of all Revolver Commitments.

Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Revolver Commitments pursuant to Section 2.1.4; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 11.2.

Company Headquarters: Borrowers’ corporate office building and related Real Estate located at or near 8016 Highway 90A, Sugar Land, Texas.

Compliance Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrowers certify compliance with Section 10.3, and calculate the Average Availability for the preceding calendar month and the applicable Level for the Applicable Margin.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Continuing Loans: as defined in Section 2.1.1.

Covered Asset Disposition: any Asset Disposition permitted by clause (k), (l), (n) or (o) of Section 10.2.6.

Credit Judgment: Agent’s judgment exercised in good faith, based upon its consideration of any factor that it believes (a) could adversely affect the quantity, quality, mix or value of Collateral (including any Applicable Law that may inhibit collection of an Account), the enforceability or priority of Agent’s Liens, or the amount that Agent and Lenders could receive in liquidation of any Collateral; (b) suggests that any collateral report or financial information delivered by any Obligor is incomplete, inaccurate or misleading in any material respect; (c) materially increases the likelihood of any Insolvency Proceeding involving an Obligor; or (d) creates or could result in a Default or Event of Default. In exercising such judgment, Agent may consider any factors that could increase the credit risk of lending to Borrowers on the security of the Collateral.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, (b) (i) Borrowed Money, (ii) indebtedness evidenced by bonds, notes, debentures or similar instruments, and (iii) obligations representing the balance deferred and unpaid of the purchase price of any Property or services, (c) all Contingent Obligations, (d) all indebtedness (excluding prepaid interest thereon) secured by a Lien on Property owed or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited recourse, (e) all net obligations of such Person under any Hedging Agreement, (f) all Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person, (g) all Disqualified Equity Interests, and (h) in the case of a Borrower, the Obligations; provided, however, that trade payables incurred and being paid in the Ordinary Course of Business and not past due for more than 90 days shall not constitute “Debt” for purposes of this Agreement. The Debt of a Person shall include any Debt of any partnership in which such Person is a general partner or joint venturer unless such Debt is nonrecourse to such Person.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.

Defaulting Lender: any Lender that, as determined by Agent, (a) has failed to perform any funding obligations hereunder, and such failure is not cured within three Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or has made a public statement to the effect that it does not intend to comply with its funding obligations hereunder or under any other credit facility; (c) has failed, within three Business Days following request by Agent, to confirm in a manner satisfactory to Agent that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding or taken any action in furtherance thereof; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company.

Deposit Account Control Agreements: the Deposit Account control agreements to be executed by each institution maintaining a Deposit Account for an Obligor, in favor of Agent, for the benefit of Secured Parties, as security for the Obligations.

Dilution Percent: the percent, determined for Borrowers’ most recent Fiscal Quarter, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts, divided by (b) gross sales.

Dilution Reserve: a reserve in an amount equal to the product of (a) two, multiplied by the remainder of (i) the Dilution Percent minus (ii) 7.5%, multiplied by (b) the Value of Eligible Accounts.

Disqualified Equity Interests: any Equity Interests that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Equity Interests), or upon the occurrence or happening of any event or circumstance, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interests, in whole or in part, on or prior to the date that is 91 days after the earlier of the Revolver Termination Date or the date of the Full Payment of the Obligations; provided that only the portion of Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Equity Interests; provided, further, that if any such Equity Interests is issued to any employee or to any plan for the benefit of employees of Parent or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Parent in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Equity Interests shall not be deemed to be Disqualified Equity Interests. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Equity Interests solely because the holders of the Equity Interests have the right to require Parent to repurchase or redeem such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Equity Interests if the terms of such Equity Interests provide that Parent may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the Full Payment of the Obligations. The amount (or principal amount) of Disqualified Equity Interests deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Parent and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Equity Interests, exclusive of accrued dividends.

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Debt to a holder of Equity Interests; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Dollars: lawful money of the United States.

Dominion Account: a special account established by Borrowers at Bank of America or another bank acceptable to Agent, over which Agent has exclusive control for withdrawal purposes.

Dominion Event: an occurrence or event which initiates the commencement of a Trigger Period.

Dominion Termination Event: an occurrence or event which causes the termination of a Trigger Period.

EBITDA: determined on a consolidated basis for Borrowers and Subsidiaries, net income, calculated (a) on hedge accounting basis with respect to commodity derivatives held by Borrowers in the Ordinary Course of Business, and (b) before interest expense, provision for income taxes, depreciation and amortization expense, gains or losses arising from the sale of capital assets, income (or loss) of any joint venture (except to the extent of the amount of dividends or other Distributions actually paid to any Borrower or Subsidiary in cash), gains arising from the write-up of assets, and any extraordinary gains (in each case, to the extent included in determining net income).

Eligible Account: subject to Section 10.1.1(c), an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods, is payable in Dollars and is deemed by Agent, in its Credit Judgment, to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if (a) it is unpaid for more than 45 days after the original due date, or more than 60 days after the original invoice date; provided, however, that Accounts unpaid for not more than 60 days after the original due date aggregating up to $4,000,000 in amount at any time shall not be excluded from Eligible Accounts by virtue of this clause (a); (b) 50% or more of the aggregate dollar amount of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause; (c) when aggregated with other Accounts owing by the Account Debtor or Affiliates of such Account Debtor, it exceeds 15% (subject to the proviso below) of the aggregate Eligible Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time), but only to the extent of such excess, provided, however, that, if the Account Debtor is Wal-Mart Stores, Inc. or its subsidiary, such percentage shall be 20%; (d) it does not conform with a covenant or representation herein; (e) it is owing by a creditor or supplier, or is otherwise subject to a known or asserted offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent; or the Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process, unless such inability to seek judicial enforcement is capable of being remedied without any material delay or material cost; (g) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada, unless is fully secured by a letter of credit or is fully insured by credit insurance, in each case satisfactory to Agent in its discretion; (h) it is owing by a Governmental Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the federal Assignment of Claims Act; (i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien; (j) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended or the Account Debtor has made a partial payment; (m) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes; (n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; or (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 60 days old will be excluded.

Eligible Assignee: a Person that is (a) a Lender, U.S.-based Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by Agent and Borrower Agent (which approval by Borrower Agent shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within two Business Days after notice of the proposed assignment), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5 billion, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law; and (c) during any Event of Default, any Person acceptable to Agent in its discretion.

Eligible Equipment: subject to Section 1.1(c), means any Equipment owned by any Borrower that is deemed by Agent, in its Credit Judgment, to be Eligible Equipment. Without limiting the foregoing, no Equipment shall be Eligible Equipment unless it is Equipment (a) in which Agent has a perfected, first priority security interest as security for the payment and performance of the Obligations, and (b) which has been appraised in the then most recent appraisal of Equipment delivered and acceptable to Agent in accordance with this Agreement.

Eligible Inventory: subject to Section 1.1(c), Inventory, other than Foreign Inventory, owned by a Borrower that Agent, in its Credit Judgment, deems to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it (a) is raw sugar, refined sugar, flavorings, finished goods held for resale in the Ordinary Course of Business, work-in-process and by-products, and is not seed, samples, prototypes, packaging or shipping materials, labels, samples, display items, empty bags, replacement parts or manufacturing supplies; (b) is not held on consignment, nor subject to any deposit or down payment; (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving, perishable, obsolete or unmerchantable, and does not constitute returned or repossessed goods; (e) meets all standards imposed by any Governmental Authority, and does not constitute hazardous materials under any Environmental Law; (f) conforms with the covenants and representations herein; (g) is subject to Agent’s duly perfected, first priority Lien, and no other Lien (other than a Permitted Grower Lien or a Permitted Lien that is adequately addressed or reserved for, in Agent’s Credit Judgment, by a related Lien Waiver or Availability Reserve); (h) is not purchased from a Person engaged in farming operations unless such Borrower has complied with the requirements of the Food Security Act to ensure that such inventory is purchased free of any Lien created by the seller; (i) is not subject to any warehouse receipt or negotiable Document; (j) is not subject to any License or other arrangement that restricts such Borrower’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver; (k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established; and (l) is reflected in the details of a current perpetual inventory report.

Eligible Real Estate: subject to Section 1.1(c), means any Real Estate owned in fee by any Borrower (a) in which Agent has a perfected, first priority Lien (subject to any Permitted Lien described in clause (h) of Section 10.2.2) as security for the payment and performance of the Obligations and which is not subject to any other Lien (other than a Permitted Lien that is adequately addressed or reserved for, in Agent’s Credit Judgment, by a related Lien Waiver or Availability Reserve), and (b) which has been appraised in the then most recent appraisal of Real Estate delivered and acceptable to Agent in accordance with this Agreement; provided, however, that, unless otherwise agreed by Agent, the Eligible Real Estate shall be limited to the Real Estate that comprises a part of the Primary Plant.

Enforcement Action: any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right to vote or act in an Obligor’s Insolvency Proceeding, or otherwise).

Environmental Agreement: each agreement of an Obligor with respect to any Real Estate subject to a Mortgage, pursuant to which such Obligor agrees to indemnify and hold harmless Agent and Lenders from liability under any Environmental Laws.

Environmental Laws: all Applicable Laws (including all permits and final, binding and legally enforceable guidance issued by regulatory agencies thereunder), relating to public health (but excluding occupational safety and health, except to the extent that OSHA or corresponding state laws regulate Hazardous Substances) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Notice: a written notice from any Governmental Authority or other Person of any actual or alleged noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: a release as defined in CERCLA (except that the CERCLA statutory definition of release shall be interpreted, for purposes of the term “Environmental Release”, not to include any of the exclusions found in that statutory definition) or under any other Environmental Law.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest (but excluding any debt security that is fully convertible into, or exchangeable for, common stock, but only so long as any conditions to such conversion or exchange have not been satisfied).

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, but only to the extent that any such withdrawal or cessation could reasonably be expected to individually or in the aggregate give rise to a Lien either under Section 4068 of ERISA or under the Code (determined without regard to any collective net worth determination under Section 4068 of ERISA); (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization, but only to the extent that any such withdrawal could reasonably be expected to individually or in the aggregate result in a Material Adverse Effect; (d) excluding any standard termination filing, (i) the filing of a notice of intent to terminate, (ii) the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or (iii) the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) any Obligor or ERISA Affiliate fails to meet any funding obligations with respect to any Pension Plan or Multiemployer Plan, but only to the extent that any such failure could reasonably be expected to individually or in the aggregate give rise to a Lien either under ERISA or under the Code; (f) any Obligor or ERISA Affiliate with respect to any Pension Plan or Multiemployer Plan requests a minimum funding waiver; (g) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate which could reasonably be expected to individually or in the aggregate result in a Material Adverse Effect.

Event of Default: as defined in Section 11.

Excluded Accounts: has the meaning set forth in Section 8.5.

Excluded Assets: subject to the proviso below, (a) the Gramercy Assets, (b) the Gramercy Agreements, (c) any lease, license, contract, property right or agreement to which any Obligor is a party or any of its rights or interests thereunder if and only for so long as the grant of a security interest hereunder shall constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other Applicable Law or principles of equity), provided, however, that such security interest shall attach immediately to any portion of such lease, license, contract, property right or agreement that does not result in any of the consequences specified above, (d) any Equity Interests in any joint venture other than LSR, (e) Excluded Accounts, (f) Foreign Inventory, and (g) any Property subject to a Lien permitted by Section 10.2.2(b), (g) or (n); provided, however, that “Excluded Assets” shall not include any Accounts, Equipment or Inventory (other than Foreign Inventory) of any Borrower.

Excluded Tax: with respect to Agent, any Lender, Issuing Bank or any other recipient of a payment to be made by or on account of any Obligation, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located; (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower Agent is located; (c) any backup withholding tax required by the Code to be withheld from amounts payable to a Lender that has failed to comply with Section 5.10; (d) in the case of a Foreign Lender, any United States withholding tax that is (i) required pursuant to laws in force at the time such Lender becomes a Lender (or designates a new Lending Office) hereunder, or (ii) attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.10, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrowers with respect to such withholding tax; and (e) taxes imposed on it by reason of Section 1471 or 1472 of the Code.

Existing Letters of Credit: the letters of credit identified on Schedule 1.1A, which letters of credit were previously issued under the Existing Credit Agreement and remain outstanding as of the Closing Date.

Extraordinary Expenses: all costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

Farm Products: means all of Obligors’ now owned or hereafter existing or acquired farm products of every kind and nature, including, without limitation, crops, livestock, and supplies used or produced in farming operations, and products of crops or livestock, wherever located, including (a) “farm products”, as such term is defined in any Farm Products Law and/or the Uniform Commercial Code, and (b) “perishable agricultural commodities”, as such term is defined in any Farm Products Law.

Farm Products Law: means (a) the Food Security Act, (b) PACA, or (c) any other federal, state, or local laws from time to time in effect which regulate any matters pertaining to Farm Products.

Farm Products Notices: any written notice pursuant to the applicable provisions of any Farm Products Law from (a) any Farm Products Seller or (b) any lender to any Farm Products Seller or any other Person with a security interest in the assets of any Farm Products Seller or (c) the Secretary of State (or equivalent official) or other Governmental Authority of any state, commonwealth or political subdivision thereof in which any Farm Products purchased by a Borrower or Subsidiary are produced, in any case advising or notifying such Borrower or Subsidiary of the intention of such Farm Products Seller or other Person to preserve the benefits of any Lien or trust applicable to any assets of such Borrower or Subsidiary established in favor of such Farm Products Seller or other Person under the provisions of any law or claiming a Lien or security interest in and to any perishable agricultural commodity or any other Farm Products which may be or have been purchased by such Borrower or a Subsidiary or any related or other assets of such Borrower or Subsidiary, together with any such similar notices as any Borrower or Subsidiary may at any time receive.

Farm Products Seller: means, individually and collectively, sellers or suppliers of any Farm Products or related services to any of Obligors or their agents involved in any transaction.

Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest  1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent.

Fee Letter: the fee letter agreement between Bank of America and Borrowers.

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on September 30 of each year.

Fixed Asset Formula Amount: subject to the proviso below, the sum of (a) 85% of the NOLV Percentage of the value of Borrowers’ Eligible Equipment determined from the most recent appraisal performed by an appraiser and on terms satisfactory to Agent plus (b) 50% of the fair market value of the Borrowers’ Eligible Real Estate determined from the most recent appraisal performed by an appraiser and on terms satisfactory to Agent; provided, however, that in no event shall the Fixed Asset Formula Amount at any time exceed the Maximum Fixed Asset Formula Amount at such time. For purposes of this definition, but subject to the further proviso below, the “Maximum Fixed Asset Formula Amount” shall mean $40,000,000; provided, however, that (i) such amount shall be automatically reduced on a cumulative basis from time to time after the Closing Date (A) on July 1, 2011, in the amount of $700,000, (B) on the first day of each calendar quarter, commencing October 1, 2011, and continuing thereafter through the Revolver Termination Date, each of which reductions shall be in the amount of $1,428,000, (C) concurrently with each consummation of any Asset Disposition of Eligible Equipment or Eligible Real Estate, except to the extent that the Net Proceeds thereof are reinvested in similar replacement assets of equal or greater value used in the Ordinary Course of Business within 90 days after the date of such Asset Disposition, to the extent that the Fixed Asset Formula Amount attributable to such Eligible Equipment and/or Eligible Real Estate sold or otherwise disposed of exceeds $500,000 per Fiscal Year, by an amount equal to the Net Proceeds thereof, and (D) concurrently with each (if any) voluntary reduction of the Revolver Commitments in accordance with Section 2.1.4(a), by an amount equal to 28.6% of the total amount by which the Revolver Commitments are reduced, and (ii) the “Maximum Fixed Asset Formula Amount” as of any date on or after July 1, 2011, shall mean the remainder of $40,000,000 minus the cumulative amount of all such reductions as of such date. For the avoidance of doubt, nothing contained in clause (i)(C) above shall be construed as permitting any particular Asset Disposition, and reference is hereby made to Section 10.2.6 for purposes of determining the Asset Dispositions that are permitted under this Agreement.

FLSA: the Fair Labor Standards Act of 1938.

Food Security Act: means the Food Security Act of 1985, 7 U.S.C. Section 1631 et. seq., as the same now exists or may hereafter from time to time be amended, modified, recodified, or supplemented, together with all rules and regulations thereunder.

Foreign Inventory: means Inventory located outside the U.S.

Foreign Lender: any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code.

Fronting Exposure: a Defaulting Lender’s Pro Rata share of LC Obligations or Swingline Loans, as applicable, except to the extent allocated to other Lenders under Section 4.2.

Full Payment: with respect to any Obligations (other than (i) Bank Products that the applicable Lender or Lender Affiliate affirmatively agrees to continue in effect without the benefit of the Liens granted pursuant to the Loan Documents and not to terminate and (ii) indemnity obligations that survive the termination of this Agreement and are unknown and not due and payable at such termination), (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent, in its discretion, in the amount of required Cash Collateral); and (c) a release of any Claims of Obligors against Agent, Lenders and Issuing Bank arising on or before the payment date. No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for any governmental, judicial, investigative, regulatory or self-regulatory authority.

Gramercy Agreements: the agreements identified in Schedule 1.1C.

Gramercy Assets: all Real Estate of Parent and its Subsidiaries located in St. James Parish, Louisiana, together with all permits and agreements for the design, engineering, construction, use and occupancy thereof and all rents, issues, profits, cash deposits, advance rentals and other benefits derived thereupon.

Grower Lien: any Lien or other interest in property created by any Farm Products Law in favor of the producer or grower (but not a distributor) of Farm Products to secure the obligation of the purchaser of such Farm Products to pay the purchase price therefor.

Guarantor Payment: as defined in Section 5.11.3.

Guarantors: (a) initially, Biomass Corporation, Dixie Crystals Foodservice, Inc., ICUBE, Inc., Imperial Holly Corporation, Imperial Sweetener Distributors, Inc., Menu Magic Foods, Inc., Savannah Foods Industrial, Inc., Savannah Foods & Industries, Inc., Savannah Investment Company, Savannah Molasses & Specialties Company and Savannah Sugar Refining Corporation (unless and until such Person is no longer a Subsidiary in accordance with the terms of this Agreement), (b) each future Subsidiary of Parent (other than a Foreign Subsidiary) created or acquired after the Closing Date (unless and until such Person is no longer a Subsidiary in accordance with the terms of this Agreement) to the extent that such Subsidiary is required to execute a Guaranty pursuant to Section 10.1.9, and (c) each other Person who guarantees payment or performance of any Obligations.

Guaranty: each guaranty agreement executed by a Guarantor in favor of Agent.

Hazardous Substance: (a) any pollutant, contaminant, agent, chemical, by-product, substance, material or waste (whether solid, liquid or gas) that is or becomes defined as a “toxic substance,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous constituent,” “pollutant,” “solid waste,” “special waste” or “contaminant” or a word, term or phrase of similar meaning or regulatory effect under any Environmental Law; (b) any waste, substance, chemical or agent that is listed, defined, designated, or classified as, or otherwise determined by any Environmental Law to be, ignitable, corrosive, radioactive, dangerous, toxic, explosive, infectious, radioactive, mutagenic, hazardous or a similar designation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation thereof; (c) any petroleum or petroleum product (including, without limitation, waste or used oil, gasoline, heating oil, natural gas, kerosene and any other petroleum products or substances or materials derived from or commingled with any petroleum products), off-specification commercial chemical product, solid waste, radioactive materials, infectious medical waste, lead based paint, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs) and radon gas; or (d) any waste, substance or chemical, the presence of which requires investigation or remediation under an Environmental Law or constitutes a danger, nuisance, trespass or health or safety hazard to persons or property (whether under common law statute, regulation or otherwise).

Hedging Agreement: an agreement relating to any swap, cap, floor, collar, option, futures, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.

Indemnified Taxes: Taxes other than Excluded Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Interest Period: as defined in Section 3.1.3.

Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment). “Inventory” includes, without limitation, sugar, sugar cane, raw sugar, refined sugar, sugar beets, beet seed, thick juice, molasses, artificial sweetener products, by-products and flavorings.

Inventory Formula Amount: the lesser of (a) 70% of the Value of Eligible Inventory; or (b) 85% of the NOLV Percentage of the Value of Eligible Inventory.

Inventory Reserve: reserves established by Agent to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

Investment: any acquisition of all or substantially all assets of a Person; any acquisition of record or beneficial ownership of any Equity Interests of a Person; or any advance or capital contribution to or other investment in a Person.

IRS: the United States Internal Revenue Service.

Issuing Bank: Bank of America or any Affiliate of Bank of America, or any replacement issuer appointed pursuant to Section 2.3.4.

Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

Joinder Agreement: a Joinder Agreement to be executed by a Subsidiary of Parent in the form of Exhibit D or in such other form as may be acceptable to Agent.

Joint Ventures: Wholesome Sweeteners, Inc., Comercializadora ISG, S. de R.L. de C.V., LSR and Natural Sweet Ventures LLC.

Joint Venture Agreements: the Organic Documents of the Joint Ventures and other agreements to which any Borrower or Subsidiary is a party relating to its investment in or governance or operation of any Joint Venture.

LC Application: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and, if no Revolver Loans are outstanding, the LC Obligations do not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, in the case of standby Letters of Credit, and (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit; (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the purpose and form of the proposed Letter of Credit is satisfactory to Agent and Issuing Bank in their discretion.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to Issuing Bank or Agent in connection with any Letter of Credit.

LC Obligations: the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit; and (b) the stated amount of all outstanding Letters of Credit.

LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower Agent to Issuing Bank, in form reasonably satisfactory to Agent and Issuing Bank.

LC Reserve: the aggregate of all LC Obligations, other than those that have been Cash Collateralized by Borrowers in a manner reasonably satisfactory to Agent and Issuing Bank.

Lender Indemnitees: Lenders and their officers, directors, employees, Affiliates, agents and attorneys.

Lenders: as defined in the preamble to this Agreement, including Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

Lending Office: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower Agent.

Letter of Credit: any standby or documentary letter of credit issued by Issuing Bank for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or Issuing Bank for the benefit of a Borrower.

Letter of Credit Subline: $50,000,000.

LIBOR: for any Interest Period with respect to a LIBOR Loan, the per annum rate of interest (rounded up, if necessary, to the nearest 1/8th of 1%), determined by Agent at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by Agent); or (b) if BBA LIBOR is not available for any reason, the interest rate at which Dollar deposits in the approximate amount of the LIBOR Loan would be offered by Bank of America’s London branch to major banks in the London interbank Eurodollar market. If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits, then LIBOR shall be the foregoing rate, divided by 1 minus the Reserve Percentage.

LIBOR Loan: each set of LIBOR Revolver Loans having a common length and commencement of Interest Period.

LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property.

Lien Waiver: an agreement, in form and substance satisfactory to Agent (it being understood that such agreements (including the forms thereof) entered into by Parent and its Subsidiaries in connection with the Existing Credit Agreement and identified on Schedule 1.1D hereto are acceptable to Agent), by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request;

(c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Loan: a Revolver Loan.

Loan Account: the loan account established by each Lender on its books pursuant to Section 5.8.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Year: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.

LSR: Louisiana Sugar Refinery, LLC.

Ludlow Ground Lease: means the Lease dated May 27, 2003 by and between The Cincinnati, New Orleans and Texas Pacific Railway Company, as lessor, and Imperial Sugar Company, as lessee, covering a tract of land in Ludlow, Kenton County, Kentucky, as amended.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties or condition (financial or otherwise) of Obligors taken as a whole, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Agent’s Liens on any Collateral; (b) materially impairs the ability of an Obligor to perform its obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise materially impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any Collateral. Notwithstanding the disclosure on any Schedule hereto or otherwise of any event of circumstance (including any event or circumstance that could reasonably be expected to have a Material Adverse Effect at present or in the future), no such disclosure thereof shall operate to prevent the existence or occurrence of a Material Adverse Effect (as defined in the immediately preceding sentence) if and when such Material Adverse Effect exists or has occurred in whole or in part as a result of such event or circumstance so disclosed.

Material Contract: any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Obligor, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to any Subordinated Debt, or to any Debt in an aggregate amount of $2,500,000 or more.

Maximum Rate: means, at any time, the maximum rate of interest that Lenders may lawfully contract for, charge, or receive in respect of the Obligations as allowed by any Applicable Law. For purposes of determining the Maximum Rate under the Applicable Law of the State of Texas, the applicable rate ceiling shall be (a) the “weekly ceiling” described in and computed in accordance with the provisions of Section 303.003 of the Texas Finance Code, as amended, or (b) if the parties subsequently contract as allowed by any Applicable Law, the “quarterly ceiling” or the “annualized ceiling” computed pursuant to Section 303.008 of the Texas Finance Code, as amended; provided, however, that at any time the “weekly ceiling”, the “quarterly ceiling”, or the “annualized ceiling” shall be less than eighteen percent (18.0%) per annum or more than twenty-four percent (24.0%) per annum, the provisions of Section 303.009(a) and Section 303.009(b) of the Texas Finance Code, as amended, shall control for purposes of such determination, as applicable.

Moody’s: Moody’s Investors Service, Inc., and its successors.

Mortgage: a mortgage, deed of trust or deed to secure debt in form and substance reasonably satisfactory to Agent pursuant to which an Obligor grants a Lien on its fee owned Real Estate (other than Excluded Assets) to Agent, for the benefit of Secured Parties, as security for the Obligations, to the extent required by Section 7.3.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions or, during the preceding five plan years, has made or been obligated to make contributions.

Net Proceeds: with respect to an Asset Disposition, casualty or condemnation, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for taxes, liabilities and indemnities, until such reserves are no longer needed. For purposes of Section 5.3, (i) Net Proceeds of any Asset Disposition pursuant to Section 10.2.6(k) shall be limited to the amount of Net Proceeds required by Section 10.2.6(k) to be applied to the Loans, and (ii) insurance and condemnation proceeds paid to Agent, as loss payee or otherwise, shall be deemed Net Proceeds received by an Obligor.

NOLV Percentage: the net orderly liquidation value of Inventory or Eligible Equipment (as applicable), expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrowers’ Inventory or Eligible Equipment (as applicable) performed by an appraiser and on terms satisfactory to Agent.

Notes: each Revolver Note or other promissory note executed by a Borrower to evidence any Obligations.

Notice of Borrowing: a Notice of Borrowing to be provided by Borrower Agent to request a Borrowing of Revolver Loans, in form reasonably satisfactory to Agent.

Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans, in form satisfactory to Agent.

Noticed Hedge: Secured Bank Product Obligations arising under a Hedging Agreement.

Obligations: all (a) Loans and principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by any one or more of Obligors under Loan Documents, (d) Secured Bank Product Obligations, and (e) other Debts, obligations and liabilities of any kind owing by any one or more of Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several, provided, that (i) Secured Bank Product Obligations shall be secured and guaranteed pursuant to the Loan Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of Bank Product Debt (other than in their capacities as Lenders, if applicable).

Obligor: each Borrower, Guarantor, or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Agent on its assets to secure any Obligations.

Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary (as applicable), consistent with past practices and undertaken in good faith.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each Note; LC Document; Fee Letter; Co-Collateral Agency Agreement; Lien Waiver; Real Estate Related Document; Borrowing Base Certificate, Compliance Certificate, financial statement or report delivered hereunder; or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.

Other Taxes: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

Overadvance: as defined in Section 2.1.5.

Overadvance Loan: a Base Rate Revolver Loan made when an Overadvance exists or is caused by the funding thereof.

Participant: as defined in Section 13.2.

Patent Security Agreement: a patent security agreement in which an Obligor grants a Lien on its interests in patents to Agent, for the benefit of Secured Parties, as security for the Obligations.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to an Obligor, including those constituting proceeds of any Collateral.

PACA: the Perishable Agricultural Commodities Act of 1930, 7 U.S.C. § 499A et seq., as the same now exists or may hereafter from time to time be amended, modified, recodified, or supplemented, together with all rules and regulations thereunder.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Plan: any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which such Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

Permitted Acquisitions: (a) acquisitions of all or substantially all of the assets (other than Equity Interests) of another Person and (b) acquisitions by an Obligor of all of the issued and outstanding Equity Interests of another Person (to the extent not already owned by such Obligor); provided, however, that no such acquisition shall constitute a Permitted Acquisition unless, at the time of the consummation of such acquisition and after giving effect thereto and to the requirements of this Agreement and the other Loan Documents (including, without limitation, the requirements of Section 10.1.9),

(i) no Material Adverse Effect, Default or Event of Default exists or would result therefrom,

(ii) Availability, after deducting therefrom all expenses and fees which constitute a part of the Obligations and which are then due and payable, is and will be in excess of $20,000,000,

(iii) in the case of an acquisition of all issued and outstanding Equity Interests of another Person, (A) as a result of such acquisition, the issuer of such Equity Interests (the “acquired entity”) shall have become a direct, wholly-owned Subsidiary of Parent and shall have complied with each of the requirements of Section 10.1.9, (B) the acquired entity shall be engaged only in a line or type of business that is consistent with the requirements of Section 10.2.16, (C) the board of directors (or other comparable governing body, as applicable) of the acquired entity shall have duly approved such acquisition, (D) all representations and warranties regarding the acquired entity as a Subsidiary and an Obligor set forth in this Agreement and the other Loan Documents shall be made by such acquired entity and shall be true and correct as if made on and as of the date of such acquisition (and after giving effect thereto) except to the extent that such representations and warranties expressly relate only to an earlier date, (E) the acquired entity as a Subsidiary and an Obligor shall have agreed to comply with, and shall be in compliance with, all covenants and agreements of this Agreement and the other Loan Documents applicable to it, and (F) Borrower Agent shall have delivered to Agent, at least five Business Days (or such shorter period as Agent may, in its discretion, agree) prior to the date of the consummation of such acquisition, (1) true and correct copies of the acquisition agreements and related documents executed, or to be executed, in connection with such acquisition, (2) evidence, in form and substance satisfactory to Agent, that the acquired entity is Solvent and (3) historical financial statements of the acquired entity and pro forma consolidated financial statements of Parent and its Subsidiaries which give effect to such acquisition, and

(iv) Borrower Agent has delivered to Agent written evidence, in reasonable form and detail, that Obligors will be in compliance with Section 10.3.1 on a pro forma basis and that such acquisition will be in compliance with all requirements of this definition at the time of consummation of such acquisition.

Permitted Asset Disposition: as long as no Default or Event of Default exists and the Net Proceeds thereof are remitted to Agent if and to the extent required by Section 5.2 and/or Section 5.3, an Asset Disposition that is (a) a sale of Inventory in the Ordinary Course of Business; (b) a disposition of Equipment (other than the Primary Plant) that, in the aggregate during any 12 month period, has a fair market or book value (whichever is more) of $5,000,000 or less; (c) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (d) termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect; or (e) approved in writing by Agent and Required Lenders.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; (g) in an aggregate outstanding amount up to $5,000,000; (h) consisting of Guaranties of Debt permitted by Section 10.2.1, or (i) of a Borrower or Guarantor of liabilities of joint ventures in which a Borrower or Guarantor is an owner in an aggregate outstanding amount not to exceed the sum of (i) $5,000,000 plus (ii) the amount of liabilities under Contingent Obligations which are in existence as of the Closing Date and are described on Schedule 1.1E hereto.

Permitted Grower Lien: a Grower Lien which (a) secures an obligation that is not past due, (b) is paid in accordance with the applicable Farm Products Law, (c) has been disclosed to Agent in accordance with Section 10.1.11.

Permitted IP Dispositions: (a) any non-exclusive licensing of Intellectual Property rights for fair value which could not reasonably be expected to have any Material Adverse Effect on any Obligor and (b) any sale or other disposition of Intellectual Property rights for fair value which could not reasonably be expected to have any Material Adverse Effect on any Obligor, other than a sale or other disposition of trademarks, service marks, tradenames, or other Intellectual Property relating to the Imperial, Dixie Crystals, or Holly brands or any derivation or variation thereof.

Permitted Lien: as defined in Section 10.2.2.

Permitted Purchase Money Debt: Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as its incurrence does not violate Section 10.2.1.

Person: any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

Plan: any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

Pledge Agreement: each pledge or security agreement, in form and substance satisfactory to Agent, executed by an Obligor pursuant to which it grants to Agent a security interest in Equity Interests issued by its Subsidiaries or another Obligor owned by it as security for the Obligations.

Primary Plant: means the refineries, plants, facilities, equipment, and other fixed assets of Obligors (or any one or more of them) located at or near Port Wentworth, Georgia (also known as the Savannah Sugar Refinery).

Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

Pro Rata: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) while Revolver Commitments are outstanding, by dividing the amount of such Lender’s Revolver Commitment by the aggregate amount of all Revolver Commitments; and (b) at any other time, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate amount of all outstanding Loans and LC Obligations.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances: as defined in Section 2.1.6.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets or Foreign Inventory; (b) Debt (other than the Obligations) incurred within 30 days before or after acquisition of any fixed assets or Foreign Inventory, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets or Foreign Inventory acquired with such Debt, or constituting a Capital Lease or a purchase money security interest under the UCC.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced; (b) it has a final maturity no sooner than, a weighted average life no less than, and an interest rate no greater than, the Debt being extended, renewed or refinanced; (c) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) the representations, covenants and defaults applicable to it are no less favorable to the applicable Obligor(s) than those applicable to the Debt being extended, renewed or refinanced, taken as a whole; (e) no additional Lien is granted to secure it; (f) no additional Person is obligated on such Debt; and (g) upon giving effect to it, no Default or Event of Default exists.

Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (d) or (f).

Reimbursement Date: as defined in Section 2.3.2.

Related Real Estate Documents: with respect to any Real Estate subject to a Mortgage, the following, in form and substance satisfactory to Agent, to the extent requested by Agent: (a) except as to the Real Estate comprising the Company Headquarters, a mortgagee title policy (or binder therefor) covering Agent’s interest under the Mortgage, in a form and amount and by an insurer acceptable to

Agent, which must be fully paid on such effective date; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Agent may reasonably require with respect to other Persons having an interest in the Real Estate; (c) a current, as-built survey of the Real Estate, containing a metes-and-bounds property description and certified by a licensed surveyor reasonably acceptable to Agent; (d) a life-of-loan flood hazard determination and, if the Real Estate is located in a flood plain, an acknowledged notice to the owner of such Real Estate and flood insurance in an amount, with endorsements and by an insurer acceptable to Agent; (e) a current appraisal of the Real Estate, prepared by an appraiser acceptable to Agent, and in form and substance satisfactory to Required Lenders; (f) except as to the Real Estate related to the Company Headquarters, an environmental assessment, prepared by environmental engineers reasonably acceptable to Agent, and accompanied by such reports, certificates, studies or data as Agent may reasonably require, which shall all be in form and substance reasonably satisfactory to Required Lenders; and (g) an Environmental Agreement and such other documents, instruments or agreements as Agent may reasonably require with respect to any environmental risks regarding the Real Estate. Notwithstanding the foregoing, it is agreed that the amount of title insurance may be limited to $40,000,000 in the aggregate.

Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

Report: as defined in Section 12.2.3.

Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Required Lenders: two or more Lenders (subject to Section 4.2) having (a) Revolver Commitments in excess of 50% of the aggregate Revolver Commitments; and (b) if the Revolver Commitments have terminated, Loans in excess of 50% of all outstanding Loans; provided, however, that the Commitments and Loans of any Defaulting Lender shall be excluded from such calculation.

Reserve Percentage: the reserve percentage (expressed as a decimal, rounded up to the nearest 1/8th of 1%) applicable to member banks under regulations issued by the Board of Governors for determining the maximum reserve requirement for Eurocurrency liabilities.

Restricted Investment: any Investment by a Borrower or Subsidiary, other than (a) Investments in Borrowers and Guarantors (including any Person that, as a result of such transaction, becomes a Subsidiary in connection with a Permitted Acquisition or is merged or consolidated into Parent or any Subsidiary thereof in connection with a merger or consolidation permitted by this Agreement and becomes a Borrower or Guarantor pursuant to the terms of this Agreement), provided that any such Investments made in the form of intercompany loans or advances shall either not be evidenced by a promissory note or other instrument or shall be evidenced by a promissory note which shall be pledged and assigned to Agent to secure the payment and performance of the Obligations; (b) Investments in Foreign Subsidiaries, non-Guarantor Subsidiaries and joint ventures (including a Person that, as a result of such transaction, becomes a Foreign Subsidiary, a non-Guarantor Subsidiary or a joint venture) in an aggregate outstanding amount equal to the sum of (i) the amount of such Investments in existence as of the Closing Date plus (ii) such Investments made on or after the Closing Date in an aggregate amount at any time outstanding not to exceed $10,000,000; (c) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to Agent; (d) loans and advances permitted under Section 10.2.7; and (e) the following if made when no Event of Default exists or would result therefrom: (i) acquisitions of Equipment and Real Estate to be used in the business of such Person so long as the acquisition costs thereof constitute Capital Expenditures permitted hereunder;

(ii) acquisitions of Inventory in the Ordinary Course of Business of such Person; (iii) acquisitions of other current assets acquired in the Ordinary Course of Business of such Person; (iv) investments in direct obligations of the U.S., or any agency thereof, or obligations guaranteed by the U.S., provided that such obligations mature within one year from the date of acquisition thereof; (v) investments in certificates of deposit maturing within one year from the date of investment, bankers’ acceptances, Eurodollar bank deposits, or overnight bank deposits, in each case issued by, created by, or with a bank or trust company organized under the laws of the U.S. or any state thereof having capital and surplus aggregating at least $100,000,000; (vi) investments in (A) commercial paper given a rating of “A2” or better by Standard & Poor’s Corporation or “P2” or better by Moody’s Investors Service, Inc. and maturing not more than 90 days from the date of creation thereof and (B) variable rate demand notes or variable rate demand obligations that are credit enhanced or money market funds; (vii) Hedging Agreements; (viii) Permitted Acquisitions; (ix) any contribution of the Gramercy Assets to LSR in accordance with the Joint Venture Agreements of LSR; (x) Investments constituting Permitted Contingent Obligations; (xi) any Investment paid from the net cash proceeds of, or in exchange for, Equity Interests of Parent, and (xii) if (but only if) no Default or Event of Default has occurred and is continuing or would result therefrom and Availability after giving effect thereto would exceed $25,000,000, Investments constituting Parent’s acquisition of the remaining 50% interest in Wholesome Sweeteners, Inc. not owned by Parent as of the Closing Date.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money under this Agreement, to grant Liens on any assets in favor of Agent, to declare or make Distributions to any Obligor, to modify, extend or renew any agreement evidencing Borrowed Money under this Agreement, or to repay any intercompany Debt to any Obligor.

Revolver Commitment: for any Lender, its obligation to make Revolver Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1B, as hereafter modified pursuant to an Assignment and Acceptance to which it is a party. “Revolver Commitments” means the aggregate amount of such commitments of all Lenders. As of the Closing Date, the Revolver Commitments equal $140,000,000 in aggregate amount.

Revolver Loan: a loan made pursuant to Section 2.1 and any Swingline Loan, Overadvance Loan or Protective Advance.

Revolver Note: a promissory note executed by Borrowers in favor of a Lender in the form of Exhibit A, in the amount of such Lender’s Revolver Commitment.

Revolver Termination Date: December 31, 2015.

Rights: means rights to purchase Equity Interests of Parent, other than Disqualified Equity Interests, issued pursuant to the Shareholder Rights Plan.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by an Obligor under a License.

S&P: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Secured Bank Product Obligations: Bank Product Debt owing to a Secured Bank Product Provider, up to the maximum amount (in the case of any Secured Bank Product Provider other than Bank of America and its Affiliates) specified by such provider in writing to Agent, which amount may be established or increased (by further written notice to Agent from time to time) as long as no Default or Event of Default exists and no Overadvance would result from establishment of a Bank Product Reserve for such amount and all other Secured Bank Product Obligations.

Secured Bank Product Provider: (a) Bank of America or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent, in form and substance satisfactory to Agent, by the later of the Closing Date or 10 days following creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.13.

Secured Parties: Agent, Issuing Bank, Lenders and Secured Bank Product Providers.

Security Documents: the Guaranties, Mortgages, Patent Security Agreements, Trademark Security Agreements, Deposit Account Control Agreements, Pledge Agreements, Joinder Agreements and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer: the chairman of the board, president, chief executive officer, chief financial officer or any vice president of a Borrower or, if the context requires, an Obligor.

Settlement Report: a report summarizing Revolver Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

Shareholder Rights Plan: means the shareholder rights plan provided for by the Rights Agreement dated as of December 20, 2002 between Parent and The Bank of New York which provides for the distribution to shareholders of rights to purchase Equity Interests of Parent other than Disqualified Equity Interests (it being agreed and understood that such agreement shall not relate to, or permit any Distribution of, any Disqualified Equity Interests).

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Subordinated Debt: Debt incurred by an Obligor that is expressly subordinate and junior in right of payment to Full Payment of all Obligations pursuant to a subordination agreement satisfactory to Agent and Required Lenders, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent and Required Lenders.

Subsidiary: with respect to any specified Person, any entity of which more than 50% of whose voting securities or Equity Interests is owned, directly or indirectly, by such Person (including indirect ownership by such Person through other entities in which such Person directly or indirectly owns more than 50% of the voting securities or Equity Interests).

Swingline Loan: any Borrowing of Revolver Loans funded with Agent’s funds, until such Borrowing is settled among Lenders or repaid by Borrowers.

Synthetic Debt: with respect to any Person as of any date of determination, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds but are not otherwise included in the definition of “Debt” or as a liability on the balance sheet of such Person prepared as of such date in accordance with GAAP.

Synthetic Lease Obligation: the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of Property (including sale and leaseback transactions), in each case creating obligations that do not appear on the balance sheet of such Person prepared as of such date in accordance with GAAP but which, upon the application of any Insolvency Proceeding to such Person or its Property, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Trademark Security Agreement: a trademark security agreement in which an Obligor grants a Lien on its interests in trademarks to Agent, for the benefit of Secured Parties, as security for the Obligations.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Trigger Period: the period (a) except as provided in clause (b) below, (i) commencing on the initial day that an Event of Default occurs or that Availability is less than $25,000,000 at any time, and (ii) continuing until, for each day during any period of three consecutive calendar months, no Event of Default has existed and Availability has been greater than $40,000,000 at all times or (b) for purposes of Section 10.3.1 only, (i) commencing on the initial day that an Event of Default occurs or that Availability is less than $20,000,000 at any time or is less than $25,000,000 for a period of any five (5) consecutive Business Days, and (ii) continuing until, for each day during any period of three consecutive calendar months, no Event of Default has existed and Availability has been greater than $30,000,000 at all times.

Type: any type of a Loan (i.e., Base Rate Loan or LIBOR Loan) that has the same interest option and, in the case of LIBOR Loans, the same Interest Period.

UCC: the Uniform Commercial Code as in effect in the State of Texas or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Unfunded Pension Liability: the amount (if any) by which the present value of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, determined by using actuarial assumptions used by the Pension Plan’s actuary for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year, exceeds the current fair market value of such Pension Plan’s assets determined in accordance with Section 430 of the Code.

Unused Line Fee Rate: a per annum rate equal to (a) 0.50%, if the average daily balance of Revolver Loans and stated amount of Letters of Credit was 50% or less of the Revolver Commitments during the preceding calendar month, or (b) 0.375%, if such average daily balance was more than 50% of the Revolver Commitments during the preceding calendar month.

Upstream Payment: a Distribution by a Subsidiary of a Borrower to such Borrower or by such Subsidiary to another Subsidiary of such Borrower which owns an Equity Interest in such Subsidiary.

U.S.: the United States of America.

Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

Weekly Reporting Period: as defined in Section 8.1.

1.2 Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Parent and its Subsidiaries delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements. If GAAP changes during the term of this Agreement, or if Parent interprets or applies GAAP differently (and Parent’s certified public accountants concur with such interpretation or application) from how it was interpreted or applied in preparing the financial statements provided to Agent prior to the Closing Date, such that any financial ratios or covenants contained herein would then be calculated in a different manner or with different components, then Borrower Agent shall provide Agent with prior written notice of any such changes and, upon the request of either Borrower Agent or Agent, Borrower Agent and Agent agree to negotiate in good faith to amend this Agreement in such respects as are necessary to conform those financial ratios or covenants as criteria for evaluating Obligors’ financial condition and/or financial performance to substantially the same criteria as were effective prior to such change in GAAP; provided, however, that, until Obligors, Lenders and Agent so amend this Agreement, all such covenants shall continue to be calculated in accordance with GAAP as in effect immediately prior to such change.

1.3 Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of Texas from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”

1.4 Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Agent’s notice address under Section 14.3.1 (which, as of the Closing Date, is Pacific time); or (g) discretion of Agent, Issuing Bank or any Lender mean the sole and absolute discretion of such Person. All calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of Borrowers’ knowledge” or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.

SECTION 2. CREDIT FACILITIES

2.1 Revolver Commitment.

2.1.1 Revolver Loans. Each Lender agrees, severally on a Pro Rata basis up to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans to Borrowers from time to time through the Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall any Lender have any obligation to honor a request for a Revolver Loan if the unpaid balance of Revolver Loans outstanding at such time (including the requested Loan) would exceed the Borrowing Base. As of the Closing Date, “Loans” (as defined in the Existing Credit Agreement) in the aggregate principal amount of $57,897,657.49 remain outstanding under the Existing Credit Agreement (the “Continuing Loans”). All Continuing Loans shall be deemed to be Revolver Loans outstanding hereunder for all purposes of this Agreement.

2.1.2 Revolver Notes. The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrowers shall deliver a Revolver Note to such Lender.

2.1.3 Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for working capital and other lawful corporate purposes of Borrowers and their Subsidiaries.

2.1.4 Voluntary Reduction or Termination of Revolver Commitments.

(a) The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 30 days prior written notice to Agent (or such shorter period as may be agreed to by Agent in its sole discretion), Borrowers may, at their option, terminate the Revolver Commitments. Any notice of termination given by Borrowers shall be irrevocable. On such termination date, Borrowers shall make Full Payment of all Obligations.

(b) Borrowers may permanently reduce the Revolver Commitments, on a Pro Rata basis for each Lender, upon at least 30 days prior written notice to Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $10,000,000, or an increment of $1,000,000 in excess thereof.

2.1.5 Overadvances. If the aggregate Revolver Loans exceed the Borrowing Base (an “Overadvance”) at any time, the excess amount shall be payable by Borrowers on demand by Agent, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by Agent to exceed $10,000,000; and (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $2,000,000, and (ii) does not continue for more than 30 consecutive days (provided, however, that, for purposes of the requests and forbearances referred to in this sentence above only, the aggregate amount of Overadvances outstanding under clauses (a) and (b) at any time shall not exceed $5,000,000 without the prior consent of Required Lenders). In no event shall Overadvance Loans be required that would cause the outstanding Revolver Loans and LC Obligations to exceed the aggregate Revolver Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. Required Lenders may at any time revoke Agent’s authority to require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance by their giving of written notice Agent. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.6 Protective Advances. Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, and without regard to the aggregate Commitments, to make Base Rate Revolver Loans (“Protective Advances”) during the continuation of any Default or Event of Default (a) up to an aggregate amount of $10,000,000 outstanding at any time, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectibility or repayment of Obligations (provided, however, that (i) the aggregate amount of Protective Advances outstanding at any time and used for the purposes of enhancing the collectability of the Obligations, and not used for the purpose of preserving or protecting Collateral or repaying Obligations, shall not exceed $3,000,000 without the prior consent of Required Lenders and (ii) no such Protective Advances shall, for any Lender, cause the sum of the aggregate outstanding principal amount of the Revolver Loans of such Lender plus the aggregate amount of such Lender’s participation interest in outstanding Letters of Credit to exceed such Lender’s Revolver Commitment as then most recently in effect immediately prior to the occurrence of such Default or Event of Default that resulted in the making of such Protective Advances); or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including costs, fees and expenses. Each Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances under clause (a) by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.

2.2 [Intentionally omitted.]

2.3 Letter of Credit Facility.

2.3.1 Issuance of Letters of Credit. Issuing Bank shall issue Letters of Credit from time to time until 30 days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) Each Borrower acknowledges that Issuing Bank’s issuance of any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a

Defaulting Lender exists, such Lender or Borrowers have entered into arrangements satisfactory to Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, Issuing Bank receives written notice from Required Lenders that a LC Condition has not been satisfied, Issuing Bank shall not issue the requested Letter of Credit. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions. With respect to any Letter of Credit which contains any “evergreen” or automatic extension renewal provision, no such documents referred to in the first sentence of this clause (a) above shall be required, and each Lender shall be deemed to have consented to any such extension or renewal unless such Lender shall have provided to Agent written notice that such Lender declines to consent to such extension or renewal at least 30 days prior to the date on which the applicable Issuing Bank is entitled to decline to extend or renew such Letter of Credit.

(b) Letters of Credit may be requested by a Borrower to support obligations incurred in the Ordinary Course of Business, or as otherwise approved by Agent. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Issuing Bank.

(c) Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.

(d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

(e) Each of the Existing Letters of Credit shall be deemed to be a Letter of Credit issued and outstanding under, and in compliance with the terms and provisions of, this Section 2.3.

2.3.2 Reimbursement; Participations.

(a) If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Revolver Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Revolver Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b) Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit. If Issuing Bank makes any payment under a Letter of Credit and Borrowers do not reimburse such payment on the Reimbursement Date, Agent shall promptly notify Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.

(c) The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of, any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct. Issuing Bank shall not have any liability to any Lender if Issuing Bank refrains from any action under an Letter of Credit or LC Documents until it receives written instructions from Required Lenders.

2.3.3 Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Availability is less than zero, (c) after the Commitment Termination Date, or (d) within 20 Business Days prior to the Revolver Termination Date, then Borrowers shall, at Issuing Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit and pay to Issuing Bank the amount of all other LC Obligations. Borrowers shall, on demand by Issuing Bank or Agent from time to time, Cash Collateralize the Fronting Exposure of any Defaulting Lender. If Borrowers fail to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Agent) advance, as Revolver Loans, the amount of the Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied). Such Cash Collateral shall be applied to satisfy such LC Obligations as they become due (or, if an Event of Default then exists, to any other Obligations in accordance with this Agreement), and any Cash Collateral remaining thereafter shall promptly be returned to Borrowers unless an Event of Default has then occurred and is continuing, in which case only any Cash Collateral remaining after Full Payment of all Obligations shall be returned to Borrowers. If Borrowers are required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default or because Availability is less than zero, such amount (to the extent not applied as aforesaid) shall be returned to Borrowers within three Business Days after all Events of Default have been cured or waived or Availability is greater than zero (unless an Event of Default has then occurred), as applicable.

2.3.4 Resignation of Issuing Bank. Issuing Bank may resign at any time upon notice to Agent and Borrowers. On the effective date of such resignation, Issuing Bank shall have no further obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and obligations of an Issuing Bank hereunder, including under Sections 2.3, 12.6 and 14.2, relating to any Letter of Credit issued prior to such date. Agent shall promptly appoint a replacement Issuing Bank, which, as long as no Default or Event of Default exists, shall be reasonably acceptable to Borrower Agent.

SECTION 3. INTEREST, FEES AND CHARGES

3.1 Interest.

3.1.1 Rates and Payment of Interest.

(a) The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time plus the Applicable Margin for Base Rate Revolver Loans (except if and to the extent otherwise expressly provided in the applicable agreement governing any Bank Product Debt, in which case such agreement shall control as to the rate of such interest); provided, however, that each Swingline Loan shall bear interest at LIBOR for an Interest Period of 30 days plus the Applicable Margin (for LIBOR Revolver Loans), which interest rate shall be redetermined on each Business Day for such Business Day until the next succeeding Business Day; provided, further, however, that, during any Default, Agent may in its discretion and without prior notice to any Borrower or otherwise elect to have Swingline Loans accrue interest at the Base Rate in effect from time to time plus the Applicable Margin (for Base Rate Revolver Loans). Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by Borrowers. If a Loan is repaid on the same day made, one day’s interest shall accrue.

(b) During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for this.

(c) Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each month; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2 Application of LIBOR to Outstanding Loans.

(a) Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b) Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation no later than 11:00 a.m. at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Loans.

3.1.3 Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be 30, 60, 90 or 180 days; provided, however, that:

(a) the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b) if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c) no Interest Period shall extend beyond the Revolver Termination Date.

3.1.4 Interest Rate Not Ascertainable. If Agent shall determine that on any date for determining LIBOR, due to any circumstance affecting the London interbank market, adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then Agent shall immediately notify Borrowers of such determination. Until Agent notifies Borrowers that such circumstance no longer exists, the obligation of Lenders to make LIBOR Loans shall be suspended, and no further Loans may be converted into or continued as LIBOR Loans.

3.2 Fees.

3.2.1 Unused Line Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the Revolver Commitments exceed the average daily balance of Revolver Loans and undrawn amount of Letters of Credit issued and outstanding during any month. Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date.

3.2.2 LC Facility Fees. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for LIBOR Revolver Loans times the average daily stated amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Agent, for its own account, a fronting fee equal to 0.125% per annum on the stated amount of each Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.3 Closing Fee. On the Closing Date, Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a closing fee in the amount of $700,000.

3.2.4 Agent Fees. Borrowers shall pay to Agent, for its own account (unless otherwise stated in the Fee Letter), the fees described in the Fee Letter.

3.3 Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate or other statement as to amounts payable by Borrowers under Section 3.4, 3.7, 3.9 or 5.9 shall be submitted to Borrower Agent by Agent (with a copy to the affected Lender) setting forth in reasonable detail the amount payable to such affected Lender, and such certificate or other statement shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 Business Days following receipt of such certificate or other statement.

3.4 Reimbursement Obligations. Borrowers shall promptly reimburse Agent for all Extraordinary Expenses. Borrowers shall also reimburse Agent and, with respect to the matters referred to in clauses (b) and (c) (solely with respect to inspection and audit rights) succeeding, each Co-Collateral Agent, within 10 Business Days of Borrower Agent’s receipt of the certificate or other statement relating thereto as referred to in Section 3.3, for all reasonable legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation, preparation, execution and delivery of any Loan Documents, including any amendment or other modification thereof and any due diligence relating thereto; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of

Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrowers by Agent’s professionals at their full hourly rates, regardless of any reduced or alternative fee billing arrangements that Agent, any Lender or any of their Affiliates may have with such professionals with respect to this or any other transaction. If, for any reason (including inaccurate reporting on financial statements or a Compliance Certificate), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Agent, for the Pro Rata benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due on demand.

3.5 Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6 Inability to Determine Rates. If Required Lenders notify Agent for any reason in connection with a request for a Borrowing of, or conversion to or continuation of a LIBOR Loan that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining LIBOR for the requested Interest Period, or (c) LIBOR for the requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Agent will promptly so notify Borrower Agent and each Lender. Thereafter, the obligation of Lenders to make or maintain LIBOR Loans shall be suspended until Agent (upon instruction by Required Lenders) revokes such notice. Upon receipt of such notice, Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of a LIBOR Loan or, failing that, will be deemed to have submitted a request for a Base Rate Loan.

3.7 Increased Costs; Capital Adequacy.

3.7.1 Change in Law. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR) or Issuing Bank;

(b) subject any Lender or Issuing Bank to any Tax with respect to any Loan, Loan Document, Letter of Credit or participation in LC Obligations, or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.9 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Bank); or

(c) impose on any Lender, Issuing Bank or interbank market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit, participation in LC Obligations, or Commitment;

and the result thereof shall be to increase the cost to such Lender of making or maintaining any Loan or Commitment, or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrowers will, within 10 Business Days of Borrower Agent’s receipt of the certificate or other statement relating thereto as referred to in Section 3.3, pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

3.7.2 Capital Adequacy. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, Issuing Bank’s and holding company’s policies with respect to capital adequacy), then from time to time Borrowers will, within 10 Business Days of Borrower Agent’s receipt of the certificate or other statement relating thereto as referred to in Section 3.3, pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

3.7.3 Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs incurred or reductions suffered more than six months prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8 Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay additional amounts with respect to a Lender under Section 5.9, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or be unlawful. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9 Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, (c) Borrowers fail to repay a LIBOR Loan when required hereunder, or (d) a Lender (other than a Defaulting Lender) is required to assign a LIBOR Loan prior to the end of its Interest Period pursuant to Section 13.4, then Borrowers shall, within 10 Business Days of Borrower Agent’s receipt of the certificate or other statement relating thereto as referred to in Section 3.3, pay to Agent its customary administrative charge and to each Lender all resulting losses and expenses, including loss of anticipated profits and any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. Lenders shall not be required to purchase Dollar deposits in any interbank or offshore Dollar market to fund any LIBOR Loan, but this Section shall apply as if each Lender had purchased such deposits.

3.10 Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the Maximum Rate. If Agent or any Lender shall receive interest in an amount or at a rate that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

3.11 Replacement of Certain Lenders. If a Lender (a) requests compensation under Section 3.7 which was not similarly requested by Required Lenders, (b) Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.9 and a similar payment was not required with respect to Required Lenders, or (c) any Lender gives notice under Section 3.5 and similar notice is not given by Required Lenders, then, at Borrowers’ request, Agent shall require (by Agent’s giving of written notice thereof to such Lender) such Lender to assign (and such Lender shall thereupon assign) all of its rights and obligations under the Loan Documents to Eligible Assignee(s) (which Agent in good faith believes are not at the time subject to or affected by any of the matters referred to in clause (a), clause (b) or clause (c) preceding), pursuant to appropriate Assignment and Acceptance(s), within 20 days after such Lender’s receipt of such request. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if such Lender fails to execute it within 20 days of such Lender’s receipt of such request for assignment. Such assigning Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest, fees and other amounts through the date of assignment (but excluding any prepayment charge).

SECTION 4. LOAN ADMINISTRATION

4.1 Manner of Borrowing and Funding Revolver Loans.

4.1.1 Notice of Borrowing.

(a) Whenever Borrowers desire funding of a Borrowing of Revolver Loans, Borrower Agent shall give Agent a Notice of Borrowing. Such notice must be received by Agent no later than 11:00 a.m. (i) on the Business Day of the requested funding date, in the case of Base Rate Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after 11:00 a.m. shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Loans or LIBOR Loans, and (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be 30 days if not specified).

(b) Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Secured Bank Product

Obligations) shall be deemed to be a request for Base Rate Revolver Loans on the due date, in the amount of such Obligations. The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Agent may, at its option, charge such Obligations against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates.

(c) With respect to the controlled disbursement account maintained by Borrowers with Agent or any Affiliate of Agent, the presentation for payment of any check, ACH or electronic debit, or other payment item at a time when there are insufficient funds to cover it shall be deemed to be a request for Base Rate Revolver Loans on the date of such presentation, in the amount of such payment item. The proceeds of such Revolver Loans may be disbursed directly to the controlled disbursement account or other appropriate account.

4.1.2 Fundings by Lenders. Each Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon on the proposed funding date for Base Rate Loans or by 3:00 p.m. at least two Business Days before any proposed funding of LIBOR Loans. Each Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 2:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which case Lender shall fund its Pro Rata share by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Revolver Loans as directed by Borrower Agent. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of any Borrowing or of any settlement pursuant to Section 4.1.3(b) is not received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing.

4.1.3 Swingline Loans; Settlement.

(a) Agent may, but shall not be obligated to, advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of $14,000,000, unless the funding is specifically required to be made by all Lenders hereunder. Each Swingline Loan shall constitute a Revolver Loan for all purposes, except that payments thereon shall be made to Agent for its own account. The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.

(b) Settlement of Swingline Loans and other Revolver Loans among Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly), in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrower Agent or any Borrower or any provision herein to the contrary. Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swingline Loan may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Agent a Pro Rata participation in such Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefor.

4.1.4 Notices. Borrowers may request, convert or continue Loans, select interest rates and transfer funds based on telephonic or e-mailed instructions to Agent. Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but, if it differs materially from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a Person believed in good faith by Agent or any Lender to be a Person authorized to give such instructions on a Borrower’s behalf.

4.2 Defaulting Lender.

4.2.1 Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations to fund or participate in Loans or Letters of Credit, Agent may exclude the Commitments and Loans of any Defaulting Lender(s) from the calculation of Pro Rata shares (provided, however, that, without the prior written consent of such Lender, no Lender shall be obligated, as a result of such exclusion, to fund or participate in Loans or Letters of Credit in excess of its Revolver Commitment). A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(c).

4.2.2 Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may apply such amounts to the Defaulting Lender’s defaulted obligations, use the funds to Cash Collateralize such Defaulting Lender’s Fronting Exposure, or readvance the amounts to Borrowers hereunder. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1. If any LC Obligations owing to a Defaulted Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.2 shall be paid to such Lenders. Agent shall be paid all fees attributable to LC Obligations that are not reallocated.

4.2.3 Cure. Borrowers, Agent and Issuing Bank may agree in writing that a Lender is no longer a Defaulting Lender. At such time, Pro Rata shares shall be reallocated without exclusion of such Lender’s Commitments and Loans, and all outstanding Revolver Loans, LC Obligations and other exposures under the Revolver Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrowers, Agent and Issuing Bank, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender.

4.3 Number and Amount of LIBOR Loans; Determination of Rate. Each Borrowing of LIBOR Loans (other than Swingline Loans) when made shall be in a minimum amount of $1,000,000, plus any increment of $500,000 in excess thereof. No more than 10 Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining LIBOR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.4 Borrower Agent. Each Borrower hereby designates Parent as its representative and agent for all purposes under the Loan Documents (“Borrower Agent”), including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.5 One Obligation. The Loans, LC Obligations and other Obligations constitute one general obligation of Borrowers and are secured by Agent’s Lien on all Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6 Effect of Termination. On the effective date of any termination of the Commitments, all Obligations shall be immediately due and payable (other than (i) Bank Products that the applicable Lender affirmatively agrees to continue in effect without the benefit of the Liens granted pursuant to the Loan Documents and not to terminate and (ii) indemnity obligations that survive the termination of this Agreement and are unknown and not due and payable at such termination), and any Lender may terminate its and its Affiliates’ Bank Products (including, only with the consent of Agent, any Cash Management Services). All undertakings of Borrowers contained in the Loan Documents shall survive any termination, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations. Notwithstanding Full Payment of the Obligations, Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Agent receives (a) a written agreement satisfactory to Agent, executed by Borrowers and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from such damages; and (b) such Cash Collateral as Agent, in its discretion, deems appropriate to protect against such damages. Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 5.10, 12, 14.2, 14.12 and this Section, and the obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.

SECTION 5. PAYMENTS

5.1 General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes (other than certain applicable Excluded Taxes, as provided herein), and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of Loans shall be applied first to Swingline Loans, second to Base Rate Loans and then to LIBOR Loans.

5.2 Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium. If, during the existence of a Trigger Period, any Asset Disposition includes the disposition of Accounts or Inventory, then Net Proceeds equal to the greater of (a) the net book value of such Accounts and Inventory, or (b) the reduction in the Borrowing

Base upon giving effect to such disposition, shall be applied to the Revolver Loans. Notwithstanding anything herein to the contrary, if an Overadvance exists, Borrowers shall, on the sooner of Agent’s demand or the first Business Day after any Borrower has knowledge thereof, repay the outstanding Revolver Loans in an amount sufficient to reduce the principal balance of Revolver Loans to the Borrowing Base. Revolver Loans shall also be subject to the mandatory prepayment requirements set forth in Section 5.3; provided that, in the event that a mandatory prepayment is required under both this Section 5.2 and Section 5.3, such Section that requires the greater prepayment amount shall control.

5.3 Prepayments of the Revolver Loans.

5.3.1 Promptly upon receipt by any of Borrowers or their Subsidiaries of any Net Proceeds of any Covered Asset Disposition, Borrowers shall prepay the Revolver Loans in an amount equal to the lesser of (a) the outstanding amount of the Revolver Loans and (b) the amount of all Net Proceeds of such Covered Asset Disposition; provided, however, that an amount of such Net Proceeds not to exceed $250,000 during any Fiscal Year shall not be required to be used to prepay the Revolver Loans if and to the extent that such amount is, within 45 days after the date of such Covered Asset Disposition, reinvested in assets used in the Ordinary Course of Business or applied toward Capital Expenditures permitted hereunder. In addition, if and to the extent that Obligors have not timely utilized any insurance and condemnation proceeds, released by Agent in accordance with Section 8.6.2, to replace, repair, restore, or rebuild the affected Equipment or Real Estate in accordance with Section 8.6.2, then Borrowers shall prepay the Revolver Loans in an amount equal to such Net Proceeds not so utilized, to the extent such unused proceeds exceed $250,000. Any such prepayment pursuant to this Section 5.3.1 shall be applied in accordance with Section 5.3.2.

5.3.2 Prepayments from Net Proceeds of all Covered Asset Dispositions and from all insurance and condemnation Net Proceeds, in each case if and to the extent that such prepayments are required in accordance with Section 5.3.1, shall be applied as follows: first, to accrued interest with respect to the Revolver Loans, second, to pay the principal of the Revolver Loans, and third, to Cash Collateralize outstanding Letters of Credit (subject to the immediately succeeding proviso), provided that Cash Collateral for outstanding Letters of Credit shall not be required if Availability is greater than zero and cash initially used to Collateralize outstanding Letters of Credit shall be reapplied to accrued interest with respect to the Revolver Loans and the principal of the Revolver Loans as provided in clauses “first” and “second” preceding as and when Revolver Loans are thereafter advanced at a time when Availability is greater than zero. No such application shall result in a permanent reduction of the Commitments.

5.3.3 No provision contained in this Section 5.3 shall constitute a consent to an Asset Disposition that is otherwise not permitted by the terms of this Agreement.

5.4 Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5 Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent, Issuing Bank or any Lender, or Agent, Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then, to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.6 Post-Default Allocation of Payments.

5.6.1 Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a) first, to all costs and expenses, including Extraordinary Expenses, owing to Agent;

(b) second, to all amounts owing to Agent on Swingline Loans;

(c) third, to all amounts owing to Issuing Bank;

(d) fourth, to all Obligations constituting fees (other than Secured Bank Product Obligations);

(e) fifth, to all Obligations constituting interest (other than Secured Bank Product Obligations);

(f) sixth, to Cash Collateralization of LC Obligations;

(g) seventh, to all Loans;

(h) eighth, to all Noticed Hedges, including Cash Collateralization of Noticed Hedges; and

(i) last, to all other Obligations.

Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Amounts distributed with respect to any Secured Bank Product Obligations shall be the lesser of the maximum Secured Bank Product Obligations last reported to Agent or the actual Secured Bank Product Obligations as calculated by the methodology reported to Agent for determining the amount due. Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Party. If a Secured Party fails to deliver such calculation within five days following request by Agent, Agent may assume the amount to be distributed is zero. The allocations set forth in this Section are solely to determine the rights and priorities of Agent and Secured Parties as among themselves, and may be changed by agreement among them without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Borrower or other Obligor.

5.6.2 Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.7 Application of Payments. The ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day, during any Trigger Period. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists. Each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in the manner specified in this Agreement or, if not so specified, in such manner as Agent deems advisable.

5.8 Loan Account; Account Stated.

5.8.1 Loan Account. Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrowers resulting from each Loan or issuance of a Letter of Credit from time to time. Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Agent may maintain a single Loan Account in the name of Borrower Agent, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations.

5.8.2 Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.9 Taxes.

5.9.1 Payments Free of Taxes. All payments by Obligors of Obligations shall be free and clear of and without reduction for any Taxes (except if and to the extent that Applicable Law requires any Obligor or Agent to withhold or deduct any Tax). If Applicable Law requires any Obligor or Agent to withhold or deduct any Tax (including backup withholding or withholding Tax), the withholding or deduction shall be based on information provided pursuant to Section 5.10 and Agent shall pay the amount withheld or deducted to the relevant Governmental Authority. If the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by Borrowers shall be increased so that Agent, Lender or Issuing Bank, as applicable, receives an amount equal to the sum it would have received if no such withholding or deduction (including deductions applicable to additional sums payable under this Section) had been made. Without limiting the foregoing, Borrowers shall timely pay all Other Taxes to the relevant Governmental Authorities.

5.9.2 Payment. Borrowers shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Agent, Lenders and Issuing Bank for any Indemnified Taxes or Other Taxes (including those attributable to amounts payable under this Section) withheld or deducted by any Obligor or Agent, or paid by Agent, any Lender or Issuing Bank, with respect to any Obligations, Letters of Credit or Loan Documents, whether or not such Taxes were properly asserted by the relevant Governmental Authority, and including all penalties, interest and reasonable expenses relating thereto, as well as any amount that a Lender or Issuing Bank fails to pay indefeasibly to Agent under Section 5.10. A certificate as to the amount of any such payment or liability delivered to Borrower Agent by Agent, or by a Lender or Issuing Bank (with a copy to Agent), shall be conclusive, absent manifest error. As soon as practicable after any payment of Taxes by a Borrower, Borrower Agent shall deliver to Agent a receipt from the Governmental Authority or other evidence of payment satisfactory to Agent.

5.9.3 Refunds. If Agent or any Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 5.9, it shall pay over such refund to Borrower Agent (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section 5.9 with respect to the Indemnified Taxes or Other Taxes), net of all reasonable out-of-pocket expenses of Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund) within 10 Business Days of such determination; provided, that Borrowers, upon the request of Agent or such Lender, agree to repay the amount paid over to Borrower Agent (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrowers or any other Person.

5.10 Lender Tax Information.

5.10.1 Status of Lenders. Each Lender shall deliver documentation and information to Agent and Borrower Agent, at the times and in form required by Applicable Law or reasonably requested by Agent or Borrower Agent, sufficient to permit Agent or Borrowers to determine (a) whether or not payments made with respect to Obligations are subject to Taxes, (b) if applicable, the required rate of withholding or deduction, and (c) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes for such payments or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

5.10.2 Documentation. If a Borrower is resident for tax purposes in the United States, any Lender that is a “United States person” within the meaning of section 7701(a)(30) of the Code shall deliver to Agent and Borrower Agent IRS Form W-9 or such other documentation or information prescribed by Applicable Law or reasonably requested by Agent or Borrower Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. If any Foreign Lender is entitled to any exemption from or reduction of withholding tax for payments with respect to the Obligations, it shall deliver to Agent and Borrower Agent, on or prior to the date on which it becomes a Lender hereunder (and from time to time thereafter upon request by Agent or Borrower Agent, but only if such Foreign Lender is legally entitled to do so), (a) IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party; (b) IRS Form W-8ECI; (c) IRS Form W-8IMY and all required supporting documentation; (d) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, IRS Form W-8BEN and a certificate showing such Foreign Lender is not (i) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of any Obligor within the meaning of section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code; or (e) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in withholding Tax (including the withholding Tax set forth in sections 1471 and 1472 of the Code), together with such supplementary documentation necessary to allow Agent and Borrowers to determine the withholding or deduction required to be made.

5.10.3 Lender Obligations. Each Lender and Issuing Bank shall promptly notify Borrowers and Agent of any change in circumstances that would change any claimed Tax exemption or reduction. Each Lender and Issuing Bank shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Borrowers and Agent for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable attorneys’ fees) incurred by or asserted against a Borrower or Agent by any Governmental Authority due to such Lender’s or Issuing Bank’s failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to this Section. Each Lender and Issuing Bank authorizes Agent to set off any amounts due to Agent under this Section against any amounts payable to such Lender or Issuing Bank under any Loan Document.

5.11 Nature and Extent of Each Borrower’s Liability.

5.11.1 Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower or Obligor, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

5.11.2 Waivers.

(a) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations. It is agreed among each Borrower, Agent and Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b) Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Agent may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.11.3 Extent of Liability; Contribution.

(a) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.11 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(b) If any Borrower makes a payment under this Section 5.11 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c) Nothing contained in this Section 5.11 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.

5.11.4 Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.11.5 Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.

SECTION 6. CONDITIONS PRECEDENT

6.1 Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:

(a) Notes shall have been executed by Borrowers and delivered to each Lender that requests issuance of a Note. Each other Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof. All stock certificates and other evidences of Equity Interests and all instruments in which Agent is granted a security interest as security for the Obligations shall have been duly delivered to Agent, together with duly executed stock powers, endorsements or other instruments of transfer in form and substance satisfactory to Agent.

(b) Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches, Lien Waivers and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c) Agent shall have received the Related Real Estate Documents for all Real Estate subject to a Mortgage.

(d) Agent shall have received duly executed agreements establishing each Dominion Account and related lockbox, in form and substance, and with financial institutions, satisfactory to Agent.

(e) Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of each Obligor certifying that, after giving effect to the initial Loans and transactions hereunder, (i) such Obligor is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct; and (iv) such Obligor has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(f) Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(g) Agent shall have received a written opinion of Baker Botts L.L.P., as well as any local counsel to Borrowers or Agent, in form and substance satisfactory to Agent.

(h) Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.

(i) Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Borrowers, all in compliance with the Loan Documents.

(j) Agent shall have completed its business, financial and legal due diligence of Obligors, with results satisfactory to Agent. No material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral taken as a whole shall have occurred since March 31, 2011.

(k) Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date.

(l) Agent shall have received a Borrowing Base Certificate prepared as of [April 30], 2011. Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment by Borrowers of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, Availability shall be at least $50,000,000.

(m) Agent shall have received satisfactory appraisals of Borrowers’ Equipment and Real Estate proposed for inclusion as Eligible Real Estate.

(n) Borrowers shall have paid in full all interest accrued on the “Loans” (as defined in the Existing Credit Agreement) and all fees, costs, expenses and other “Obligations” (as defined in the Existing Credit Agreement) which are accrued and remain unpaid or are outstanding as of the Closing Date under the Existing Credit Agreement (i.e., all such “Obligations” other then the principal amount of such “Loans”, which shall be deemed to be Revolving Loans outstanding hereunder as provided in Section 2.1.1).

(o) Without in any way limiting any term or provision of this Agreement, Agent shall have received any warehouse receipts or similar documents and Lien Waivers as Agent determines are necessary or appropriate to perfect, and ensure the required priority of, Agent’s Liens in any Inventory or other Collateral in the possession of any warehouseman, bailee or similar Person, except to the extent that an Availability Reserve is established in lieu thereof.

6.2 Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied:

(a) No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b) The representations and warranties of each Obligor in the Loan Documents shall be true and correct on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate only to an earlier date, which shall be true and correct on such earlier date);

(c) No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect; and

(d) With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.

Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that each of the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant.

SECTION 7. COLLATERAL

7.1 Grant of Security Interest. To secure the prompt payment and performance of all Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all personal Property of such Obligor, including all of the following Property, whether now owned or hereafter acquired, and wherever located:

(a) all Accounts;

(b) all Chattel Paper, including electronic chattel paper;

(c) all Commercial Tort Claims, including those shown on Schedule 9.1.16;

(d) all Deposit Accounts;

(e) all Documents;

(f) all General Intangibles, including Intellectual Property;

(g) all Goods, including Inventory, Equipment and fixtures;

(h) all Instruments;

(i) all Investment Property;

(j) all Letter-of-Credit Rights;

(k) all Supporting Obligations;

(l) all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(m) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(n) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing;

provided, however, that the Collateral shall not include any Excluded Assets.

7.2 Lien on Deposit Accounts; Cash Collateral.

7.2.1 Deposit Accounts. To further secure the prompt payment and performance of all Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Obligor, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept (but excluding the Excluded Accounts). Each Obligor hereby authorizes and directs each bank or other depository to deliver to Agent, upon request, all balances in any Deposit Account maintained by such Obligor, without inquiry into the authority or right of Agent to make such request (provided that such Obligor does not waive any obligations of Agent under this Agreement in connection therewith).

7.2.2 Cash Collateral. Any Cash Collateral may be invested, at Agent’s discretion (and with the consent of Borrowers, as long as no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss. Each Obligor hereby grants to Agent, for the benefit of Secured Parties and as security for the Obligations, a security interest in all Cash Collateral held from time to time and all proceeds thereof, whether held in a Cash Collateral Account or otherwise. Agent may apply Cash Collateral to the payment of Obligations as they become due, in the manner specified in this Agreement or, if not so specified, in such manner or order as Agent may elect. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent, and no Obligor or other Person shall have any right to any Cash Collateral, until Full Payment of the Obligations so Cash Collateralized.

7.3 Real Estate Collateral.

7.3.1 Lien on Real Estate. The Obligations shall also be secured by Mortgages upon all Real Estate owned in fee and located in the U.S. by each Obligor with a fair market value in excess of $250,000, including the Primary Plant and the Company Headquarters but excluding the Gramercy Assets and any Property subject to Lien permitted by Section 10.2.2(b). The Mortgages shall be duly recorded, at Borrowers’ expense, in each office where such recording is required to constitute a fully perfected Lien on the Real Estate covered thereby. If any Obligor acquires Real Estate hereafter with a fair market value in excess of $250,000 and located in the U.S. (other than Property subject to Lien permitted by Section 10.2.2(b)), such Obligor shall, within 30 days after each such acquisition or, in the case of an environmental assessment referred to in clause (f) of the definition of “Related Real Estate Documents”, prior to each such acquisition (or such later dates as Agent may consent), execute, deliver and record a Mortgage sufficient to create a first priority Lien in favor of Agent (subject to Permitted Liens) on such Real Estate and deliver all other Related Real Estate Documents to Agent.

7.3.2 Collateral Assignment of Leases. The Obligations shall also be secured by Mortgages upon all of such Obligor’s right, title and interest in, to and under all now or hereafter existing leases of real Property to which such Obligor is a party with annual aggregate lease payments in excess of $250,000 and located in the U.S. (but excluding the Gramercy Assets, the Ludlow Ground Lease and any other lease which prohibits such assignment), whether as lessor or lessee, and all extensions, renewals, modifications and proceeds thereof.

7.4 Other Collateral.

7.4.1 Commercial Tort Claims. Borrowers shall promptly notify Agent in writing if any Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $250,000), shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions as Agent deems reasonably appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent (for the benefit of Secured Parties). While no Event of Default exists, Obligors may settle, adjust or compromise any such Commercial Tort Claim.

7.4.2 Certain After-Acquired Collateral. Borrowers shall promptly notify Agent in writing if, after the Closing Date, any Obligor obtains any interest in any Collateral consisting of Deposit Accounts (excluding the Excluded Accounts), Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights and (other than, so long as no Default or Event of Default exists, Collateral having an aggregate fair market value of less than the $250,000, but excluding the Gramercy Assets), upon Agent’s request, shall promptly take such actions as Agent deems reasonably appropriate to effect Agent’s duly perfected, first priority Lien upon such Collateral, including using commercially reasonable efforts in obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party, at Agent’s request, Borrowers shall use commercially reasonable efforts to obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

7.5 No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral.

7.6 Further Assurances. Promptly upon request by Agent, each Obligor shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as Agent deems reasonably appropriate under Applicable Law to evidence or perfect Agent’s Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. In addition to and without limiting the generality of the foregoing, each Obligor shall, at Borrowers’ expense, (a) deliver to Agent warehouse receipts covering any portion of the Collateral (other than, so long as no Default or Event of Default exists, Collateral having an aggregate fair market value of less than $250,000) located in warehouses and for which warehouse receipts are issued and certificates of title covering any portion of the Collateral for which certificates of title have been issued, provided, however, that, subject to the succeeding proviso, each Obligor shall not be required to deliver a certificate of title with respect to any individual motor vehicle or other item of rolling stock with a fair market value of less than $100,000, provided, further, however, that the aggregate book value of all motor vehicles or other items of rolling stock of Obligors as to which Agent shall not have certificates of title with its Liens noted thereon shall not at any time exceed $250,000; (b) when an Event of Default has occurred and is continuing, transfer Inventory to warehouses or other locations designated by Agent; (c) place notations on each Obligor’s books of account to disclose Agent’s Lien; (d) if any Collateral to be included in the Borrowing Base having an aggregate fair market value greater than $250,000 is at any time in the possession or control of any warehouseman, bailee or any of an Obligor’s agents or processors, notify Agent thereof and use such Obligor’s commercially reasonable efforts to obtain a Lien Waiver acknowledged by the bailee that notifies such Person of Agent’s Lien in such Collateral and instructs such Person to hold all such Collateral for Agent’s account subject to Agent’s instructions; and (e) take such other actions as are reasonably deemed necessary or desirable by Agent to maintain and protect Agent’s Liens on the Collateral. Each Obligor authorizes Agent to file any financing statement that indicates the Collateral as “all assets” or “all personal property” of such Obligor, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

7.7 Foreign Subsidiary Stock. Notwithstanding Section 7.1, the Collateral shall include only 65% of the voting Equity Interests of any Foreign Subsidiary.

7.8 Commercially Reasonably Actions. If and to the extent that Applicable Law imposes duties on Agent to exercise remedies in a commercially reasonable manner, each Obligor acknowledges and agrees that it is not commercially unreasonable for Agent (a) to fail to incur expenses reasonably deemed significant by Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not requited by other Applicable Law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against Account

Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (d) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as such Obligor, for expressions of interest in acquiring all or any portion of such Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (h) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (k) to purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of Collateral or to provide to Agent a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Obligor acknowledges that the purpose of this Section 7.8 is to provide non-exhaustive indications of what actions or omissions by Agent would not be commercially unreasonable in Agent’s exercise of remedies against the Collateral and that other actions or omissions by Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 7.8. Without limitation upon the foregoing, nothing contained in this Section 7.8 shall be construed to grant any rights to any Obligor or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 7.8.

SECTION 8. COLLATERAL ADMINISTRATION

8.1 Borrowing Base Certificates. By the 20th day of each month, Borrower Agent shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business of the previous month; provided, however, that if (and after) Availability is $25,000,000 or less at any time or, unless Agent otherwise agrees, if a Default then exists, Borrower Agent shall during such period deliver to Agent Borrowing Base Certificates on a weekly basis on or before the third Business Day of each week for the last Business Day of the preceding week; provided, further, however, that if Average Availability thereafter exceeds $25,000,000 for three consecutive calendar months, Borrower Agent’s obligation to deliver Borrowing Base Certificates to Agent shall revert to monthly reporting as provided above (subject, again, to reinstatement of weekly reporting as stated in the proviso above) (any such period being referred to as a “Weekly Reporting Period”). All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Senior Officer, provided that Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.

8.2 Administration of Accounts.

8.2.1 Records and Schedules of Accounts. Each Obligor shall keep accurate and complete records of its Accounts, including all payments and collections thereon. Borrower Agent shall also provide to Agent, on or before the 20th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name, amount, invoice date and due date, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports, sales, collection, reconciliation reports and other information as Agent may reasonably request. If Accounts of an individual Account Debtor and its affiliates in an aggregate face amount of $2,000,000 or more cease to be Eligible Accounts, Borrower Agent shall notify Agent of such occurrence promptly after any Borrower has knowledge thereof.

8.2.2 Taxes. If an Account of any Borrower includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers (or any other Obligor) or with respect to any Collateral.

8.2.3 Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Account of any Borrower by mail, telephone or otherwise. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4 Maintenance of Dominion Account. Borrowers shall maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to Agent. Borrowers shall obtain an agreement (in form and substance reasonably satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account, which may be exercised by Agent only during any Trigger Period, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account is not maintained with Bank of America, Agent may, during any Trigger Period, require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America. Agent and Lenders assume no responsibility to Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5 Proceeds of Collateral. Borrowers shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold the same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.

8.2.6 Principal Depository Relationship. To facilitate the requirements of this Section 8.2 and Agent’s administration of this Agreement, Borrowers shall utilize Bank of America as their principal depository bank, including for the maintenance of Dominion Accounts and related lockboxes, for operating and deposit accounts and for funds transfer, information reporting, cash management and other treasury management services.

8.3 Administration of Inventory.

8.3.1 Records and Reports of Inventory. Each Obligor shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and Borrower Agent shall submit to Agent inventory and reconciliation reports in form satisfactory to Agent, on or before the 20th day of each month. Each Borrower shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and Borrower Agent shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may reasonably request. Agent may participate in and observe each physical count.

8.3.2 Returns of Inventory. No Borrower shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary

Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; and (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $2,000,000.

8.3.3 Acquisition, Sale and Maintenance. No Borrower shall acquire or accept any Inventory on consignment or approval, and shall take all steps to assure that all Inventory is produced in the U.S. in accordance with Applicable Law, including the FLSA. No Borrower shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require a Borrower to repurchase such Inventory. Borrowers shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.4 Administration of Equipment.

8.4.1 Records and Schedules of Equipment. Each Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may request, a current schedule thereof, in form reasonably satisfactory to Agent. Promptly upon request, Borrowers shall deliver to Agent evidence of their ownership or interests in any Equipment.

8.4.2 Dispositions of Equipment. No Borrower shall sell, lease or otherwise dispose of any Equipment except as permitted by Section 10.2.6.

8.4.3 Condition of Equipment. The Eligible Equipment shall be kept in good operating condition and repair, and all necessary replacements and repairs shall be made so that the value and operating efficiency of the Eligible Equipment is preserved at all times, reasonable wear and tear excepted. Each Borrower shall ensure that the Eligible Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications. No Borrower shall permit any Eligible Equipment to become affixed to Real Estate owned by another Person unless any landlord or mortgagee delivers a Lien Waiver or an Availability Reserve is established with respect thereto.

8.5 Administration of Deposit Accounts. Schedule 8.5 sets forth all Deposit Accounts maintained by Obligors, including all Dominion Accounts and Excluded Accounts (which Excluded Accounts are designated as such on Schedule 8.5). Each Borrower shall take all actions necessary to establish Agent’s control of each such Deposit Account (other than (a) any account exclusively used for payroll, payroll taxes or employee benefits, and (b) any account containing not more that $10,000 at any time) (collectively, the “Excluded Accounts”). Each Borrower shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Agent) to have control over a Deposit Account or any Property deposited therein. Borrower Agent shall promptly notify Agent of any opening or closing of a Deposit Account of any Borrower and, with the consent of Agent, not to be unreasonably withheld or delayed, will update Schedule 8.5 to reflect same.

8.6 General Provisions.

8.6.1 Location of Collateral. All tangible items of Collateral of each Obligor, other than Inventory in transit and motor vehicles, shall at all times be kept by such Obligor at one or more of the locations set forth in Schedule 8.6.1, as updated from time to time, except that Obligors may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; (b) temporarily remove Equipment in connection with the repair thereof; and (c) move Collateral to another location in the United States, upon 30 Business Days prior written notice to Agent. Borrowers may update Schedule 8.6.1 to add additional locations pursuant to clause (i) of Section 10.1.2(m).

8.6.2 Insurance of Collateral; Condemnation Proceeds.

(a) Each Obligor shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best’s Financial Strength Rating of at least A_ VII, unless otherwise approved by Agent) reasonably satisfactory to Agent. From time to time upon request, Obligors shall deliver to Agent the originals or certified copies of their insurance policies and flood plain certifications and related information. Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as loss payee; (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. Each Obligor agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim relating to property insurance with respect to the Collateral or business interruption insurance. If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.

(b) Any proceeds of property insurance relating to Collateral or business interruption insurance and any awards arising from condemnation of any Collateral shall be paid to Agent if a Trigger Period is then in effect or if and to the extent the aggregate amount of such proceeds or awards paid to Agent from any single casualty or condemnation exceeds $250,000. Any such proceeds or awards that relate to Inventory or other Collateral included in the Borrowing Base shall be applied to payment of the Revolver Loans, and then to any other Obligations outstanding to the extent required by Section 5.3.1.

(c) If requested by Borrower Agent in writing within 15 days after Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Estate constituting Collateral, Obligors may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall be applied to reduce the outstanding principal balance of the Revolving Loans (which application shall not result in a permanent reduction of the Commitments) or held by Agent as Cash Collateral (upon payment of all Revolving Loans) and, upon such application, Agent may establish an Availability Reserve against the Borrowing Base in an amount equal to the amount of such proceeds so applied to the Revolving Loans) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans satisfactory to Agent; (iii) replacement buildings are constructed on the sites of the original casualties and are of comparable size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; and (v) Obligors comply with disbursement procedures for such repair or replacement as Agent may reasonably require.

8.6.3 Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors’ sole risk.

8.6.4 Defense of Title to Collateral. Each Obligor shall at all times defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

8.7 Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or an Obligor’s name, but at the cost and expense of Borrowers:

(a) Endorse an Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b) During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign an Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies relating to any Collateral or for business interruption; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which an Obligor is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Obligor’s obligations under the Loan Documents.

SECTION 9. REPRESENTATIONS AND WARRANTIES

9.1 General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Obligor represents and warrants that:

9.1.1 Organization and Qualification. Each Borrower and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Borrower and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2 Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action by each Obligor party thereto, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor.

9.1.3 Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4 Capital Structure. As of the Closing Date, Schedule 9.1.4 shows, for each Borrower and Subsidiary, its name, its jurisdiction of organization, its authorized and issued Equity Interests, the holders of its Equity Interests (other than as to Parent), and all agreements binding on such holders with respect to their Equity Interests (other than as to Parent). Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing Date, no Borrower or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Agent’s Lien, and all such Equity Interests are duly issued, fully paid and non-assessable. Except as may exist in any agreement relating to a proposed sale of Equity Interests of any Subsidiary which is permitted under Section 10.2.6, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Borrower (other than Parent) or Subsidiary.

9.1.5 Title to Properties; Priority of Liens. Each Borrower and Subsidiary has good and marketable (or in the case of Real Estate located in Texas, indefeasible) fee simple title to (or valid leasehold interests in) all of its Real Estate as to which a Mortgage is required to be provided pursuant to the terms of this Agreement, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders (except to the extent disposed of in accordance with the terms of this Agreement), in each case free of Liens except Permitted Liens. All Real Estate owned or leased by any Obligor as of the Closing Date is disclosed on Schedule 9.1.5. Each Borrower and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens.

9.1.6 Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(a) it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b) it arises out of a completed, bona fide sale and delivery of goods in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c) it is for a sum certain, maturing as stated in the invoice covering such sale, a copy of which has been furnished or is available to Agent on request;

(d) it is not subject to any offset, Lien (other than Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition, in each case except as arising in the Ordinary Course of Business and, with respect to Liens, disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e) no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business; and

(g) to the best of Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.7 Financial Statements. The consolidated and consolidating balance sheets, and related statements of income, retained earnings, cash flow and shareholder’s equity, of Borrowers and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present in all material respects the financial positions and results of operations of Borrowers and Subsidiaries at the dates and for the periods indicated (except, with respect to unaudited financial statements, for the absence of applicable footnotes and subject to normal year-end adjustments). All projections and operating budgets for future periods delivered from time to time by or on behalf of Obligors to Agent and Lenders have been prepared in good faith on the basis of the assumptions set forth therein, which assumptions Borrowers believe are fair and reasonable in light of current and reasonably foreseeable business conditions at the time such projections or operating budgets are submitted to Agent. Since March 31, 2011, there has been no change in the condition, financial or otherwise, of any Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect. Each Borrower and Subsidiary is Solvent.

9.1.8 Surety Obligations. No Borrower or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted by Section 10.2.1.

9.1.9 Taxes. As of the Closing Date, except as set forth on Schedule 9.1.9, each Borrower and Subsidiary has filed all federal, state and local tax returns and other reports that it is required by law to file (or appropriate extensions have been timely filed), and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested or such unpaid Taxes would constitute a Permitted Lien. The provision for Taxes on the books of each Borrower and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.10 Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.11 Intellectual Property. Each Borrower and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without, to the best of its knowledge, conflict with any rights of others. There is no pending or, to the best of any Borrower’s knowledge, threatened Intellectual Property Claim with respect to any Borrower, any Subsidiary or any of their Property (including any Intellectual Property). Except as disclosed on Schedule 9.1.11, no Borrower or Subsidiary pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property. Schedule 9.1.11 shows, as of the Closing Date, (a) all Intellectual Property owned by any Borrower or Subsidiary which is the subject of a government registration or grant, or application therefor, and (b) all other Intellectual Property (other than trade secrets), owned, used or licensed by, or otherwise subject to any interests of, any Borrower or Subsidiary, as to which a loss of the right to use such Intellectual Property could reasonably be expected to have a Material Adverse Effect.

9.1.12 Governmental Approvals. Except as disclosed on Schedule 9.1.14, each Borrower and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals (including Environmental Laws) necessary to conduct its business and to own, lease and operate its Properties, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13 Compliance with Laws. Except as disclosed on Schedule 9.1.14, each Borrower and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law (including Environmental Laws), except where noncompliance could not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 9.1.14, there have been no citations, notices or orders of noncompliance issued to any Borrower or Subsidiary under any Applicable Law which are pending or unresolved, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. No Inventory has been produced in the United States in violation of the FLSA.

9.1.14 Compliance with Environmental Laws. As of the Closing Date, except as disclosed on Schedule 9.1.14, no Borrower’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any Environmental Release, environmental pollution, hazardous material or environmental clean-up. Except as disclosed on Schedule 9.1.14, no Borrower or Subsidiary has received any Environmental Notice which could (or which relates to any matter which could) reasonably be expected to have a Material Adverse Effect. As of the Closing Date, except as disclosed on Schedule 9.1.14, no Borrower or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it. Except as disclosed on Schedule 9.1.14, no Borrower or Subsidiary has agreed to indemnify or hold harmless any other Person for any violation of any Environmental Law or any remediation required thereunder pursuant to an agreement that is in effect as of the Closing Date and, to the extent that any Borrower or Subsidiary is subject to such an agreement, neither such Borrower nor such Subsidiary has been subject to a claim to so indemnify or hold harmless any such other Person, and, to Borrowers’ knowledge, as of the Closing Date, there are not any circumstances that could reasonably be expected to result to such a claim in the future. As of the Closing Date, to the knowledge of Borrowers, the general status of the environmental permits and the Voluntary Remediation Program involving LSR are disclosed on Schedule 9.1.14. The representations and warranties contained in each Environmental Agreement are true and correct on the Closing Date.

9.1.15 Burdensome Contracts. No Borrower or Subsidiary is a party or subject to any contract, agreement or Organic Document that could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no Borrower or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15 or otherwise permitted by clauses (b) through (g) of Section 10.2.14. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.16 Litigation. As of the Closing Date, except as shown on Schedule 9.1.16 or otherwise disclosed to Agent in writing on or about the Closing Date, (a) there are no proceedings or investigations pending or, to the best of any Borrower’s knowledge, threatened against any Borrower or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (i) relate to any Loan Documents or transactions contemplated thereby, or (ii) could reasonably be expected to have a Material Adverse Effect, and (b) there has been no material adverse change relating to the legal proceedings disclosed in ITEM 3 of Parent’s Form 10-Q filed for its Fiscal Quarter ended March 31, 2011. As of the Closing Date, except as shown on such Schedule or otherwise disclosed to Agent in writing on or about the Closing Date, no Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $250,000). No Borrower or Subsidiary is in default with respect to any order, consent decree, injunction or judgment of any Governmental Authority which could reasonably be expected to have a Material Adverse Effect. To the best of each Borrower’s knowledge, as of the Closing Date, except as shown on Schedule 9.1.16 or otherwise disclosed to Agent in writing on or about the Closing Date, all claims against any Borrower or Subsidiary relating to the Port Wentworth, Georgia refinery accident during 2008 have been fully paid or are fully covered by insurance.

9.1.17 No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. As of the Closing Date, no Borrower or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Borrowed Money. As of the Closing Date, there is no basis upon which any party (other than a Borrower or Subsidiary) could terminate a Material Contract prior to its scheduled termination date.

9.1.18 ERISA. Except as disclosed on Schedule 9.1.18:

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently pending with the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of Borrowers, threatened claims (other than ordinary claims for benefits by participants and beneficiaries), actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability which could reasonably be expected to result in a Material Adverse Effect; (iii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under

Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan which could reasonably be expected to result in a Material Adverse Effect; and (v) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d) With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with applicable generally accepted accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered, if required, and has been maintained in good standing with applicable regulatory authorities.

9.1.19 Trade Relations. There exists no actual, or, to any Borrower’s knowledge, threatened, termination, limitation or modification of any business relationship between any Borrower or Subsidiary and any customer or supplier, or any group of customers or suppliers which could reasonably be expected to have a Material Adverse Effect.

9.1.20 Labor Relations. As of the Closing Date, except as described on Schedule 9.1.20, (a) no Borrower or Subsidiary is party to or bound by any collective bargaining agreement and (b) there are no grievances, disputes or controversies with any union or other organization of any Borrower’s or Subsidiary’s employees, or, to the best of any Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining, in each case which could reasonably be expected to have a Material Adverse Effect.

9.1.21 Payable Practices. No Borrower or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

9.1.22 Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.23 Margin Stock. No Borrower or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.24 Debt. As of the Closing Date, and after giving effect to the making of the Loans to be made on the Closing Date and the issuance of the Letters of Credit to be issued on the Closing Date (if any), neither any Borrower nor any Subsidiary has any Debt except Debt permitted by Section 10.2.1.

9.1.25 Farm Products, etc.

(a) Each Borrower and Subsidiary has utilized its best efforts, in connection with its purchase or other acquisition of Farm Products, to ensure that all Liens (except Permitted Grower Liens) in such Farm Products have been terminated or released.

(b) If and to the extent that the provisions of PACA are applicable, each Borrower and Subsidiary has complied in all material respects with PACA so that the trust created thereby for the benefit of unpaid cash sellers of perishable agricultural commodities shall not arise in connection with its purchase of any such commodities or other Farm Products. No Borrower or Subsidiary has taken any action which would impair its ability to benefit from the trust established under PACA in connection with any sales by such Person of commodities covered by PACA.

(c) Neither any Borrower nor any Subsidiary is engaged in raising, fattening or grazing of livestock or other animals or other farming operations.

9.1.26 Joint Venture Agreements. Each Borrower and Subsidiary is in compliance in all material respects with each Joint Venture Agreement to which it is a party. As of the Closing Date, except as disclosed on Schedule 9.1.26, to each Borrower’s knowledge, no party to any Joint Venture Agreement is in material non-compliance therewith and no Joint Venture is in material non-compliance with any Applicable Law or any material agreement or contract to which it is a party.

9.2 Complete Disclosure. No Loan Document contains any untrue statement by any Obligor of a material fact, nor fails to disclose any material fact necessary to make the statements by any Obligor contained therein, in light of the circumstances under which they were made, not materially misleading at the time when made or delivered. There is no fact or circumstance known to any Obligor (other than industry-wide risks normally associated with types of business conducted by Obligors) that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS

10.1 Affirmative Covenants. As long as any Commitments or Obligations are outstanding, each Obligor shall, and shall cause each Subsidiary to:

10.1.1 Inspections; Appraisals.

(a) Permit Agent from time to time, subject (except when a Default or Event of Default exists) to three Business Days’ prior written notice, to (i) visit and inspect the Properties of any Borrower or Subsidiary during normal business hours, (ii) audit and make extracts from any Borrower’s or Subsidiary’s books and records, and (iii) discuss with its officers, employees, agents, advisors and independent accountants such Borrower’s or Subsidiary’s business, financial condition, assets, prospects and results of operations, provided Borrower Agent shall be given an opportunity to participate in such discussions so long as no Default or Event of Default exists. Lenders may participate in any such visit or inspection, at their own expense. Neither Agent nor any Lender shall have any duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Obligors acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon them. Notwithstanding anything to the contrary contained herein, Agent shall have the right, in its discretion from time to time, to obtain a copy of any report or other information regarding the polarity of any raw sugar Inventory, including any raw sugar Inventory in/transit to any Borrower or Subsidiary, and Agent shall have the right to request the delivery to Agent of all documents, invoices, and bills of lading relating to any in/transit Inventory if and to the extent possession of the same is necessary or appropriate to ensure the required perfection or priority of Agent’s Liens with respect to such documents, invoices, or bills of lading or the property covered thereby.

(b) Reimburse Agent and, with respect to examinations referred to in clause (i) of this Section 10.1.1(b), each Co-Collateral Agent for all charges, costs and expenses of Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, up to four times per Loan Year; (ii) appraisals of Inventory up to two times per Loan Year, and (iii) appraisals of Equipment and Real Estate subject to a Mortgage up to one time per Loan Year; provided, however, that if an examination or appraisal is initiated during a Default or Event of Default, such examinations and appraisals may occur at such times and as often as Agent may require and all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits. Borrowers agree to pay Agent’s then standard charges for examination activities, including the standard charges of Agent’s internal examination and appraisal groups, as well as the charges of any third party used for such purposes.

(c) Notwithstanding anything to the contrary contained herein, and unless otherwise agreed by Agent and Required Lenders, no Accounts, Inventory, Equipment or Real Estate acquired pursuant to a Permitted Acquisition shall constitute Eligible Accounts, Eligible Inventory, Eligible Equipment or Eligible Real Estate, respectively, unless and until Agent has undertaken a field examination and, if requested by Agent, an appraisal of such assets; provided, however, that Agent shall use all reasonable efforts to undertake and complete such field examination and, if requested, appraisal within 60 days after Agent has received notice of such Permitted Acquisition or pending Permitted Acquisition and access to such assets to be acquired sufficient for purposes of undertaking such field examination and, if applicable, appraisal.

10.1.2 Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent (for distribution to Lenders):

(a) as soon as available, and in any event within 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on consolidated and consolidating bases for Borrowers and Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized national standing selected by Borrowers, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information reasonably acceptable to Agent; provided that delivery of such consolidated financial statements shall be satisfied if Parent timely delivers its report for such Fiscal Year on Form 10K to Agent;

(b) as soon as available, and in any event within 45 days after the end of each Fiscal Quarter that is not the end of a Fiscal Year, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on consolidated basis for Borrowers and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower

Agent as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations for such Fiscal Quarter and period, subject to normal year-end adjustments and the absence of footnotes; provided that delivery of such financial statements shall be satisfied if Parent timely delivers its report for such Fiscal Quarter on Form 10Q to Agent;

(c) as soon as available, and in any event within 30 days after the end of each month that is not the end of a Fiscal Quarter, unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on consolidated basis for Borrowers and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;

(d) concurrently with delivery of financial statements under clauses (a), (b) and (c) above, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of Borrower Agent; each Compliance Certificate shall (i) set forth in reasonable detail the calculations required to establish Obligors’ compliance with the financial covenants set forth in Section 10.3 during the period covered by such financial statements and as of the end thereof and (ii) except as explained in reasonable detail in such certificate, shall (A) state that all of the representations and warranties of Obligors contained in this Agreement and the other Loan Documents are correct and complete in all material respects as at the date of such certificate as if made at such time, except for those that speak only as of a particular date, (B) state that Obligors are, at the date of such certificate, in compliance in all material respects with all of their respective covenants and agreements in this Agreement and the other Loan Documents, (C) state that no Default or Event of Default then exists or existed during the period covered by such financial statements, (D) in the case of the delivery of financial statements under clause (a) and (b) only, describe and analyze in reasonable detail all material trends, changes, and developments in each and all such financial statements, provided that the requirement in this clause (D) may be satisfied by delivery of Parent’s report on Form 10-Q (as to quarterly financial statements) or Form 10-K (as to annual financial statements), and (E) state that (1) a Dominion Event did not occur during the period covered by such financial statements or, if such a Dominion Event did occur during such period, state that a Dominion Event did occur during such period, describe such event and state the initial date upon which such event occurred, and (2) if a Dominion Event did not occur during such period but did occur during a prior period and a Dominion Termination Event with respect to such Dominion Event did not occur during a prior period but occurred during the period covered by such financial statements, state that a Dominion Termination Event did occur during such period, describe such event and state the initial date upon which such event occurred; if such certificate discloses that a representation or warranty is not correct or complete, or that a covenant has not been complied with, or that a Default or Event of Default existed or exists, such certificate shall set forth what action Obligors have taken or propose to take with respect thereto;

(e) [intentionally omitted];

(f) concurrently with the delivery with each of the audited financial statements delivered pursuant to Section 10.1.2(a) during a time when the Average Availability for the Fiscal Quarter then most recently ended is equal to or less than

$20,000,000, a certificate of the independent certified public accountants that audited such financial statements that, in auditing such financial statements, they did not become aware of any fact or condition which then constituted a Default or Event of Default with respect to a financial covenant, except for those, if any, described in reasonable detail in such certificate;

(g) not more than 30 days after the end of each Fiscal Year and for Parent and its Subsidiaries, projections of consolidated balance sheets, results of operations, cash flow and Availability for the next Fiscal Year and an annual operating budget, month by month, within 10 Business Days after any material update, amendment, supplement, or other modification thereof or thereto has been prepared by a Borrower or Subsidiary, a copy of each such update, amendment, supplement, or other modification thereof or thereto;

(h) [intentionally omitted];

(i) promptly upon Agent’s request therefor: (A) copies of any proxy statements, financial statements or reports that any Obligor has made generally available to its shareholders; (B) copies of any regular, periodic and special reports or registration statements or prospectuses that any Obligor files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and (C) copies of any press releases or other statements made available by an Obligor to the public concerning material changes to or developments in the business of such Obligor;

(j) promptly upon Agent’s request therefor after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan;

(k) as soon as available, but in any event not later than 15 days after Parent’s or any Subsidiaries’ receipt thereof, a copy of all material management reports and management letters prepared by Borrowers’ independent certified public accountants;

(l) if requested by Agent, promptly after the filing thereof with the IRS or any other Governmental Authority, a copy of each tax return filed by Parent or any Subsidiary;

(m) the following documents, in form reasonably satisfactory to Agent:

(i) within 30 days after the end of each calendar month, or more frequently if requested by Agent during a Default or an Event of Default and upon 3 Business Days’ notice from Agent, (A) a schedule of each Borrower’s accounts receivable created since the last such schedule which shall be reconciled to the Borrowing Base Certificate and such Borrower’s general ledger as of such last day of the immediately preceding month, (B) if requested by Agent, information indicating, in the aggregate, the estimated amounts owing to any Farm Products Seller, (C) a schedule of Inventory which shall be reconciled to the Borrowing Base Certificate and the general ledger as of the end of the prior month itemizing and describing the components and quantity of all Inventory, the cost thereof, and the location thereof, and (D) information regarding any change in the owner or lessor of any leased premises, warehouses, processors, or other third parties from time to time in possession of any Collateral, and information regarding any change in any location where any Collateral is located, together with the address of the new location, the name, telephone number, and other appropriate contact information of the appropriate sales representative, agent, contractor, or other Person at such location, a description of the nature of the contractual arrangement at such location, and the cost of the Inventory and the net book value of Equipment and Real Estate at such location (which shall include, as necessary, an updated Schedule 8.6.1);

(ii) within 30 days after the end of each calendar month, or more frequently if requested by Agent during a Default or an Event of Default and upon 3 Business Days’ notice from Agent, (A) an aging of each Borrower’s trade accounts payable, and (B) a schedule of each Borrower’s accounts receivable created since the last such schedule which (1) shall be as of the last day of the immediately preceding month, and (2) shall set forth a detailed aged final balance of all then existing accounts receivable specifying the names, addresses (if requested by Agent), and balances due for each Account Debtor obligated on an account receivable so listed;

(iii) prompt written notice of any material changes to any farm bill or any material changes to any tariffs, quotas, or other restrictions on imported sugar; and

(iv) with the delivery of each of the documents in clauses (i) and (ii) above, a certificate of Obligors executed by a Senior Officer of Parent on behalf of all Obligors certifying as to the accuracy and completeness of the foregoing;

if any of Obligors’ records or reports of the Collateral are prepared by an accounting service or other agent, each Obligor hereby authorizes, and shall cause each other Obligor to authorize, such service or agent to deliver such records, reports, and related documents to Agent, for distribution to Lenders;

(n) during any Weekly Reporting Period, the following documents, in form reasonably satisfactory to Agent:

(i) as soon as available, but in any event not later than the third Business Day of the succeeding week and at such other times as may be requested by Agent, (A) a current schedule of sales, collections and credit memos since the date of the then most recent report previously provided pursuant to this clause (A), (B) a schedule of Inventory which shall be reconciled to the Borrowing Base Certificate itemizing and describing the components and quantity of all Inventory, the cost thereof, and the location thereof, and (C) if requested by Agent, information indicating the estimated amounts owing to any Farm Products Seller;

(ii) upon Agent’s request, copies of invoices in connection with each Borrower’s Accounts, customer statements, credit memos, remittance advices and reports, deposit slips, and shipping and delivery documents in connection with each Borrower’s Accounts and for Equipment acquired by each Borrower, purchase orders, and invoices; and

(iii) such other reports as to the Collateral as Agent may reasonably request from time to time; and

(o) prompt written notice of any anticipated, imminent or actual product recall or similar action with respect to any goods or products sold by any Obligor or its Subsidiary; and

(p) such other reports and information (financial or otherwise) as Agent may reasonably request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition or business.

Documents required to be delivered pursuant to Section 10.1.2(a), (b) and (i) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which Borrowers post such documents, or provide a link thereto on Parent’s website on the Internet at the website address www.ImperialSugar.com, or (ii) on which such documents are posted on Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and Agent have access (whether a commercial, third-party website or whether sponsored by Agent); provided that: (A) Borrower Agent shall deliver paper copies of such documents to Agent or any Lender that requests Borrower Agent to deliver such paper copies until a written request to cease delivering paper copies is given by Agent or such Lender and (B) Borrower Agent shall notify Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

10.1.3 Notices. Notify Agent and Lenders in writing, promptly after a Borrower’s Senior Officer obtaining knowledge thereof, of any of the following occurring on or after the Closing Date that affects an Obligor: (a) the threat (by written notice from a Governmental Authority or other Person to an Obligor) or commencement of any proceeding or investigation (by written notice from a Governmental Authority or other Person to an Obligor), whether or not covered by insurance, which could reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract, in each case which could reasonably be expected to have a Material Adverse Effect; (c) any default under or termination of a Material Contract which could reasonably be expected to have a Material Adverse Effect; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $2,500,000; (f) the assertion of any Intellectual Property Claim which could reasonably be expected to have a Material Adverse Effect; (g) any violation or asserted (by written notice to an Obligor) violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws) which could reasonably be expected to have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor, or receipt of any Environmental Notice, where the alleged release or violation is material or could reasonably be expected to have a Material Adverse Effect; (i) the occurrence of any ERISA Event; (j) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; or (k) any opening of a new office or place of business, at least 30 days prior to such opening.

10.1.4 Landlord and Storage Agreements. (a) Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral, in each case in form and substance reasonably acceptable to Agent; and (b) request a Lien Waiver, in form and substance reasonably acceptable to Agent, with respect to each tenant leasehold interest of an Obligor in Real Estate and each warehouse or similar location whereat any Collateral which may be included in the Borrowing Base is located; provided that (i) Agent may, in its discretion, defer delivery of any such Lien Waiver and establish a Rent and Charges Reserve and/or other

Availability Reserves with respect to any Collateral located on or at any Real Estate or warehouse for which Agent has not received such an acceptable agreement, and (ii) no such Lien Waiver will be required with respect to any particular leasehold interest in Real Estate or warehouse as to which the Collateral located thereon or thereat has a fair market value of $250,000 or less, provided, further, that Obligors will use all reasonable efforts to ensure that the aggregate fair market value of all Collateral to be included in the Borrowing Base located at any and all leasehold interests in Real Estate and/or any and all warehouses for which no such acceptable Lien Waiver exists shall not exceed $1,000,000 at any time.

10.1.5 Compliance with Laws and Joint Venture Agreements. Comply with (a) all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes and (b) all Joint Venture Agreements, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) with such Applicable Laws or Joint Venture Agreements or maintain such Governmental Approvals could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Borrower or Subsidiary which could reasonably be expected to have a Material Adverse Effect, it shall act promptly and diligently to investigate and report to Agent and, as required by applicable Environmental Laws, all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to address, such Environmental Release, whether or not directed to do so by any Governmental Authority.

10.1.6 Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested or unless the nonpayment thereof could not result in the creation of any Lien other than a Permitted Lien.

10.1.7 Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain the following insurance with financial sound and reputable insurers with a Best Rating of at least A7, unless otherwise approved by Agent: (a) with respect to the Properties and business of Borrowers and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount not less than $40,000,000, with deductibles reasonably satisfactory to Agent.

10.1.8 Licenses. Keep each material License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Borrowers and Subsidiaries (excluding the Gramercy Assets) in full force and effect; promptly notify Agent of any proposed modification to any such License, or entry into any new material License, in each case at least 30 days prior to its effective date (or such lesser time as agreed to by Agent); pay all Royalties when due; and notify Agent of any default or breach asserted by any Person to have occurred under any material License.

10.1.9 Future Subsidiaries. Promptly notify Agent upon any Person becoming a Subsidiary and, if such Person is not a Foreign Subsidiary, cause such Subsidiary to promptly (a) guaranty payment of all Obligations pursuant to a Guaranty in a manner satisfactory to Agent (whether by execution of a Guaranty or a Joinder Agreement, as Agent may require), (b) grant a perfected, first priority Lien (subject to Permitted Liens) on all of its Property (excluding any Excluded Assets and subject to the limitations of Section 7.7) to Agent as security for the payment and performance of all Obligations, in each case pursuant to such agreements, documents and instruments (which shall constitute Security Documents) and in a manner as are reasonably satisfactory to Agent, (c) execute and deliver a Joinder Agreement pursuant to which, among other things, such Subsidiary becomes a party to and bound by this Agreement and makes all of the representations, warranties, covenants and agreements of a Subsidiary and/or an Obligor as if such Subsidiary were originally a signatory hereto, and (d) execute and deliver other agreements, documents and instruments and to take such other actions as Agent shall reasonably require in connection with the foregoing, including delivery of such legal opinions, in form and substance reasonably satisfactory to Agent, as it shall deem appropriate. In addition, subject to the limitations set forth in Section 7.7, each applicable Obligor shall grant to Agent, pursuant to a Pledge Agreement, a security interest in all of the issued and outstanding Equity Interests of each new Subsidiary owned by such Obligor, and shall deliver to Agent all certificates (if any) evidencing such Equity Interests, together with undated stock powers or other appropriate instruments of transfer for any such certificates executed in blank (or, if any such Equity Interests are uncertificated, confirmation and evidence reasonably satisfactory to Agent that its security interest in such uncertificated securities has been transferred to and perfected by Agent in accordance with Sections 8-106 and 9-106 of the UCC). Notwithstanding anything to the contrary contained in this Section 10.1.9 but subject to the proviso below, no such Subsidiary referred to in the preceding sentence shall be obligated to guaranty the Obligations or to grant, evidence or perfect a Lien on its assets unless such Subsidiary owns assets with an aggregate book value or fair market value in excess of $500,000 or has revenue in any Fiscal Year in excess of $1,000,000; provided, however, that the aggregate book value or fair market value of all assets owned by such Subsidiaries and the aggregate revenue in any Fiscal Year of all such Subsidiaries which have not so guaranteed the Obligations or which have not granted, evidenced and perfected such Liens on their assets (excluding Foreign Subsidiaries) shall not exceed $500,000 or $1,000,000 respectively, and Obligors shall cause such Subsidiaries to so guaranty the Obligations and to so grant, evidence and perfect such Liens on their assets to the extent necessary to comply with this proviso.

10.1.10 [Intentionally omitted.]

10.1.11 Farm Products. Unless otherwise agreed to in writing by Agent:

(a) Each Borrower and Subsidiary shall obtain Agent’s written consent prior to purchasing any Farm Products from a Person who produces such Farm Products in a state with a central filing system certified by the United States Secretary of Agriculture, and, to the extent required by applicable law or necessary to obtain the benefits of any Applicable Law, shall register as a buyer with the Secretary of State of such state (or the designated system operator). Each Borrower and Subsidiary shall forward promptly to Agent a copy of such registration as well as a copy of all relevant portions of the master list periodically distributed by any such Secretary of State (or the designated system operator). Each Borrower and Subsidiary shall comply with any payment of obligations in connection with the purchase of any Farm Products imposed by a secured party as a condition of the waiver or release of a trust or Lien effective under any Farm Products Law, whether or not as a result of direct notice or the filing under any applicable central filing system. Each Borrower and Subsidiary shall also (i) promptly notify Agent, in writing, of the receipt of any direct notice received pursuant to any Farm Products Law (including, without limitation, any invoice which asserts rights under any Farm Products Law) and provide Agent with a true and complete copy of the same, and (ii) not later than the fifth (5th) day of each month, provide to Agent true and correct copies of all state filings recorded in any such central filing system in respect of a Person from whom an Obligor has purchased Farm Products within the preceding 12 months.

(b) Each Borrower and Subsidiary shall at all times comply with all existing and future Farm Products Notices during their period of effectiveness under any Farm Products Law, including, without limitation, directions to make payments to the Farm Products Seller by issuing payment instruments directly to the secured party with respect to any assets of the Farm Products Seller or jointly payable to the Farm Products Seller and any secured party with respect to the assets of such Farm Products Seller, as specified in the Farm Products Notice, so as to terminate or release the security interest in any Farm Products maintained by such Farm Products Seller or any secured party with respect to the assets of such Farm Products Seller under any Farm Products Law.

(c) Each Borrower and Subsidiary shall take all other actions as may be reasonably required, if any, to ensure that any perishable agricultural commodity (in whatever form) or other Farm Products are purchased free and clear of any security interest, lien or other claims in favor of any Farm Products Seller or any secured party with respect to the assets of any Farm Products Seller. Without limiting the generality of the foregoing, if and to the extent that the provisions of PACA are applicable to any Farm Products purchased by it, each Borrower and Subsidiary shall comply with PACA so that the trust created thereby for the benefit of unpaid cash sellers of perishable agricultural commodities shall not arise in connection with its purchase of any such commodities or other Farm Products.

(d) Each Borrower and Subsidiary shall notify Agent in writing within two Business Days after receipt by such Person or any other Obligor of any Farm Products Notice or amendment to a previous Farm Products Notice, and within such two Business Days, such Person shall provide Agent with a true, correct and complete copy of such Farm Products Notice or amendment, as the case may be, and including any master lists of effective financing statements delivered to such Person or such other Obligor pursuant to any Farm Products Law.

(e) In the event any Borrower or Subsidiary receives a Farm Products Notice, such Person shall pay the related invoice within the payment terms specified therein and notify Agent of such receipt; provided, however, that such invoice may remain unpaid if, and only so long as (i) appropriate legal or administrative action has been commenced in good faith and is being diligently pursued or defended by such Person, (ii) adequate reserves with respect to such contest are maintained on the books of such Person, in accordance with GAAP, (iii) Agent shall have established a reserve in an amount at least equal to the amount claimed to be due by such vendor under the relevant invoice, (iv) such Person shall promptly pay or discharge such contested invoice and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such payment, if such contest is terminated or discontinued adversely to such Person or any of the conditions set forth in this Section 10.1.11 are no longer met, and (v) Agent has not advised such Person in writing that Agent reasonably believes that nonpayment thereof could have or result in a Material Adverse Effect.

(f) Borrower Agent shall, at least 30 days prior to the time when any Borrower purchases any Farm Products from a Farm Products Seller which are subject to PACA or from a Farm Products Seller engaged in farming operations within the meaning of the Food Security Act, notify Agent and each Co-Collateral Agent in writing of such Borrower’s intention to do so and provide information, in reasonable detail, as Agent may request in connection therewith, including, without limitation, the purchase price payable to such Farm Products Seller.

10.1.12 Certain Post-Closing Requirements. Within 30 days after the Closing Date (or such longer time as may be agreed to by Co-Collateral Agents), Obligors shall (a) cause LSR to execute and deliver to Agent a Lien Waiver executed by LSR and in form and substance reasonably satisfactory to Agent relating to the equipment of Borrowers located in Gramercy, Louisiana, which Lien Waiver shall include the right of Agent to have access to such equipment, and (b) cause Georgia counsel reasonably satisfactory to Agent to execute and deliver to Agent and Lenders a legal opinion in form and substance reasonably satisfactory to Agent relating to the enforceability of the Mortgage covering the Primary Plant.

10.2 Negative Covenants. As long as any Commitments or Obligations are outstanding, each Obligor shall not, and shall cause each Subsidiary not to:

10.2.1 Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a) the Obligations;

(b) Subordinated Debt;

(c) Capital Leases and Permitted Purchase Money Debt in an aggregate principal amount not to exceed $50,000,000 at any time outstanding; provided, however, that (i) the Liens (if any) securing such Capital Leases and Permitted Purchase Money Debt shall attach only to the fixed assets, Foreign Inventory and other assets (other than Eligible Accounts, Eligible Equipment, Eligible Inventory, Eligible Real Estate and other Inventory located in the U.S.) acquired in connection with the incurrence of such Capital Leases and Permitted Purchase Money Debt and, in the case of any such Capital Leases or Permitted Purchase Money Debt owed to an Affiliate of Agent or any Lender and if and to the extent permitted by an intercreditor agreement between Agent and such Affiliate of Agent or any Lender which has been approved by Required Lenders (which approval shall not be unreasonably withheld, conditioned or delayed), a Lien on other Collateral which is expressly subordinated to Liens on the Collateral securing the Obligations;

(d) Debt existing as of the Closing Date and shown on Schedule 10.2.1 (other than the Obligations, Subordinated Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Loans;

(e) Bank Product Debt;

(f) Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by a Borrower or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $5,000,000 in the aggregate at any time;

(g) Permitted Contingent Obligations;

(h) Refinancing Debt as long as each Refinancing Condition is satisfied;

(i) Debt owing for intercompany loans and advances; provided, however, that such intercompany loans and advances constitute Investments permitted by Section 10.2.5;

(j) unsecured Debt incurred in the Ordinary Course of Business to finance the payment of insurance premiums not to exceed $10,000,000 in aggregate amount at any time outstanding;

(k) Debt incurred in the Ordinary Course of Business that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $25,000,000 in aggregate amount at any time outstanding;

(l) any Capital Lease of the Company Headquarters in connection with a sale-leaseback permitted by Section 10.2.6(m);

(m) Hedging Obligations permitted by Section 10.2.15; and

(n) liabilities, whether absolute, accrued, contingent, current or deferred, recorded in accordance with GAAP for (i) operating costs incurred in the Ordinary Course of Business, (ii) unpaid amounts for the purchase, construction or installation of capital improvements, (iii) compensation, including payroll taxes and benefits, whether currently payable or accrued pursuant to a compensation or benefit plan, (iv) customer allowances, discounts, claims or rebates, (v) taxes and assessments from any Government Authority, (vi) fines, assessments, obligations or damages arising from legal, environmental or regulatory matters, (vii) deferred, prepaid or unearned revenues, and (viii) accrued interest; in each case other than any of the foregoing items (i) through (viii) which constitute “Debt” as such term is defined in any of clause (b), (c), (d), (e), (f), (g) or (h) of the definition of the term “Debt” as contained herein.

10.2.2 Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a) Liens in favor of Agent;

(b) Purchase Money Liens securing Permitted Purchase Money Debt;

(c) Liens for Taxes being Properly Contested and Liens for Taxes not more than 30 days past due;

(d) statutory Liens and Liens securing the claims or demands of materialmen, mechanics, carrier’s, warehousemen, landlords and other similar Persons (including Grower Liens but excluding Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not more than 30 days past due or is being Properly Contested, (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary, and (iii) if such Liens arise from the nonpayment of any claim or demand which is not more than 30 days past due and which is not being Properly Contested, then the aggregate amount of all such claims and demands secured by such Liens does not exceed $20,000,000 at any time in existence;

(e) Liens on cash or Cash Equivalents incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts;

(f) Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

(g) Liens in favor of any counter party to a commodity Hedging Agreement entered into by an Obligor in the Ordinary Course of Business and not prohibited by this Agreement, provided that such Liens (i) do not at any time encumber any property or asset other than cash in an amount not to exceed the aggregate amount thereof reasonably required by the counter party to secure the obligations of such Obligor under such commodity Hedging Agreement and (ii) are not evidenced by any UCC financing statement or similar filing;

(h) reservations, exceptions, encroachments, easements, rights-of-way, restrictions, covenants, conditions, leases or other title exceptions and agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(i) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(j) any interest, lien or title of a lessor or licensor under any lease or license entered into by any Borrower or any of its Subsidiaries (and not prohibited by this Agreement) in the Ordinary Course of Business or permitted by Section 10.2.1(l) and covering only the property or assets so leased or licensed;

(k) rights of lessees of property or assets owned by any Borrower or any of its Subsidiaries, in each case as lessor, not interfering with the normal conduct of such Borrower’s or such Subsidiary’s business, in each case relating to leases entered into in the Ordinary Course of Business (and not prohibited by this Agreement) and relating to only the property or assets so leased;

(l) Liens arising from judgments and attachments in connection with court proceedings, provided that the attachment or enforcement of such Liens would not result in an Event of Default hereunder, such Liens (and the related judgments or attachments) are being Properly Contested, and a stay of execution pending appeal or proceeding for review is in effect;

(m) Liens existing as of the Closing Date and shown on Schedule 10.2.2, and Liens resulting from the refinancing of the related Debt secured by such Liens as of the Closing Date, provided that (i) such related Debt is shown on Schedule 10.2.1, (ii) such related Debt being refinanced is Refinancing Debt and (iii) such Refinancing Debt and Liens resulting therefrom satisfy all Refinancing Conditions.

(n) Liens on the Gramercy Assets and any other Real Estate not required by this Agreement to be subject to a Mortgage, provided that none of such Liens on the Gramercy Assets shall secure any Debt for Borrowed Money of Parent or any Subsidiary; and

(o) any negative pledge, right or restriction (including put and call arrangements) with respect to Equity Interests in any joint venture other than LSR pursuant to any agreement governing such joint venture (provided, however, that, for the avoidance of doubt, the grant of a security interest in any Equity Interests in any Joint Venture other than LSR is not permitted by this clause (o)).

Notwithstanding anything to the contrary contained herein, in no event shall any Obligor grant a security interest in or any Lien on any Equity Interests in any Joint Venture or other joint venture, other than a security interest in and Lien on the Equity Interests of LSR granted to Agent in accordance with this Agreement.

10.2.3 [Intentionally omitted.]

10.2.4 Distributions; Upstream Payments. Declare or make any Distributions, except (a) Upstream Payments, (b) of the Rights, (c) by Parent to redeem all issued and outstanding Rights for an aggregate consideration not to exceed $500,000 during the term of this Agreement, and (d) consisting of the issuance of common or preferred stock of Parent in accordance with the Shareholders Rights Plan (as opposed to the making or payment of any Distribution on or with respect to such stock issued or to be issued); or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or under Restrictive Agreements permitted by Section 10.2.14. Notwithstanding the foregoing, Parent may declare and pay cash dividends on its Equity Interests, and may repurchase any of its Equity Interests, if (but only if), immediately prior thereto and immediately after giving effect thereto, (i) no Default or Event of Default exists or would result therefrom, and (ii) Availability after giving effect thereto would exceed $30,000,000; provided, however, Parent may declare and pay cash dividends on its Equity Interests in an aggregate amount not to exceed $2,000,000 during any Fiscal Year if (but only if), immediately prior thereto and immediately after giving effect thereto, no Default or Event of Default exists or would result therefrom. Notwithstanding the foregoing, the preceding provisions of this Section shall not prohibit (A) the payment of any dividend by Parent within 60 days after the date of the declaration of such dividend if, at such date of declaration, the dividend so declared would have complied with the requirements of this Agreement if paid on the date of declaration thereof, or (B) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, (1) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of any Obligor held by any current or former officer, director or employee of any Obligor pursuant to any restricted stock agreements, restricted stock unit agreements, equity subscription agreement, stock option agreement, shareholders’ agreement or similar plan or agreement, or (2) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options; provided that the aggregate amount paid under the foregoing clauses (1) and (2) may not exceed $3,000,000 during any twelve-month period.

10.2.5 Restricted Investments. Make any Restricted Investment.

10.2.6 Disposition of Assets. Make any Asset Disposition, except:

(a) a Permitted Asset Disposition;

(b) sales or other dispositions of Equipment in the Ordinary Course of Business that are damaged, worn-out, obsolete or no longer used or useable by any Obligor in its respective business;

(c) the sale, discount or transfer of delinquent Accounts that are not Eligible Accounts in the Ordinary Course of Business for purposes of collection, so long as no Default or Event of Default exists;

(d) dispositions constituting mergers and consolidations permitted by Section 10.2.9;

(e) dispositions necessarily resulting from Investments permitted by Section 10.2.5 or Distributions permitted by Section 10.2.4;

(f) so long as no Default or Event of Default then exists or arises as a result thereof, the wind up, liquidation or dissolution of any Obligor, other than a Borrower (unless such wind up, liquidation or dissolution of a Borrower has been consented to by Agent, which consent shall not be unreasonably withheld or delayed) or a Subsidiary, other than a Borrower (unless such wind up, liquidation or dissolution of a Borrower has been consented to by Agent, which consent shall not be unreasonably withheld or delayed), if (i) such wind up, liquidation or dissolution is in the best interest of Parent and is not disadvantageous to Agent or Lenders in any way and (ii) the assets of such Obligor or Subsidiary are transferred to the Borrower and/or Guarantor which is (or are) the owner(s) of such Obligor or Subsidiary;

(g) the issuance of Equity Interests by any Obligor, or any Subsidiary thereof, to the extent not otherwise prohibited by the terms of this Agreement; provided, however, that Agent shall, substantially concurrently with such issuance, be granted a Lien on such Equity Interests so issued to any Obligor as security for the Obligations;

(h) a transfer of Property by an Obligor to another Obligor or from any Subsidiary to an Obligor in the Ordinary Course of Business and which complies with the requirements of Section 10.2.17, provided, however, that each such transfer of Property must be made subject to the continuation of Agent’s Lien on such Property so transferred;

(i) the sale or other disposition of any Equipment or Real Estate (including Equipment which constitutes a part of the Primary Plant, but otherwise excluding the Primary Plant) to the extent such asset is, within 90 days after the date of such sale or other disposition, replaced with an asset used in the Ordinary Course of Business having equal or greater value than the asset sold or otherwise disposed of or the proceeds thereof are applied to Capital Expenditures permitted hereunder;

(j) expenditures of cash and Cash Equivalents in the Ordinary Course of Business (except to the extent that such expenditures are elsewhere restricted or prohibited by, or are otherwise inconsistent with, this Agreement);

(k) the sale for fair consideration of assets, including Equipment (including equipment which constitutes a part of the Primary Plant) but excluding the Primary Plant (other than Equipment) and the Company Headquarters, for which the aggregate fair market value of all such assets sold pursuant to this Section 10.2.6(k) does not exceed $20,000,000 in the aggregate during any Fiscal Year, provided that all Net Proceeds from the sale of Collateral constituting Equipment and Real Estate pursuant to this Section 10.2.6(k) (other than an aggregate amount not to exceed $250,000 during any Fiscal Year) are applied to prepay the Loans if and to the extent necessary to eliminate any Overadvance that would exist if the Borrowing Base at such time were redetermined to exclude the Fixed Asset Formula Amount from such determination (or, stated differently, if the Borrowing Base at such time were redetermined based upon the assumption that the Fixed Asset Formula Amount were zero), with the balance (if any, after giving effect to prepayment of the Loans in such amount) remitted to the owner(s) of the assets so sold or otherwise disposed of (or, if Section 5.3.1 requires a greater amount of such Net Proceeds to be applied to prepay the Revolver Loans, Section 5.3.1 shall control);

(l) the sale or other disposition of assets, including Equipment which constitutes a part of the Primary Plant but otherwise excluding the Primary Plant, for fair market value if (but only if), after giving effect thereto, Borrowers are in pro forma compliance with the financial covenant set forth in Section 10.3.1 (as if such financial covenant were in effect (i.e., without regard to whether any Trigger Period is then in effect) and as if such sale or other disposition had occurred as of the first day of the earliest Fiscal Quarter which would then be included in the relevant consecutive Fiscal Quarter period for purposes of determining compliance with Section 10.3.1 as of the last day of the Fiscal Quarter then most recently ended);

(m) Parent may sell the Company Headquarters at a price which is equal to or greater than fair market value or otherwise reasonably acceptable to Agent, and Parent may enter into a sale and leaseback transaction otherwise prohibited by this Agreement with respect thereto (such transactions to be excluded from the limitations on the Net Proceeds set forth above in Section 10.2.6(k);

(n) the sale of any Joint Venture interests in Wholesome Sweeteners, Inc. or LSR for full and fair consideration;

(o) any Asset Dispositions of (i) the Gramercy Assets to LSR as required by the Joint Venture Agreements of LSR or (ii) any other Real Estate not required by this Agreement to be subject to a Mortgage;

(p) the creation or perfection of a Permitted Lien and the exercise by any Person in whose favor a Permitted Lien is granted of any of its rights in respect of such Permitted Lien;

(q) the lease or sublease of any property in the Ordinary Course of Business to the extent not otherwise prohibited by the terms of this Agreement; and

(r) Permitted IP Dispositions;

provided, however, that (i) the sales or other dispositions referred to in clauses (a) through (r) preceding shall not be permitted unless Agent, for the benefit of itself and Secured Parties, has a perfected, first priority Lien (subject only to Permitted Liens) on all proceeds (including, without limitation, any property or asset received in exchange for or replacement of the property or asset sold or otherwise disposed of) of such sale or other disposition at the time of such sale or other disposition, (ii) except for Permitted IP Dispositions, no trademarks, service marks, tradenames, or other Intellectual Property of any material value may be sold or otherwise disposed of without the prior written consent of Agent, and (iii) Borrowers shall at all times retain the full and complete right to sell all of their Inventory utilizing all trademarks, service marks, tradenames, and other Intellectual Property which is, as of the Closing Date, utilized in connection with the sale thereof, other than packaging Inventory on which is imprinted or otherwise contained trademarks, service marks, or tradenames which are not owned by any Borrower or other Obligor and on which trademarks, service marks, tradenames, or other Intellectual Property of Borrowers and Obligors are not imprinted or otherwise contained. Obligors shall apply all Net Proceeds of any such Asset Disposition to the Loans to the extent required by Section 5.2 and/or Section 5.3.

10.2.7 Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; (d) as long as no Default or Event of Default exists, intercompany loans permitted by Section 10.2.1(i); and (e) to the extent permitted by virtue of clauses (b), (d) and (e)(xi) of the definition of the term “Restricted Investment”.

10.2.8 Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any:

(a) Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer of Borrower Agent shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied);

(b) Borrowed Money (other than the Obligations) prior to its due date; provided, however, any Obligor or Subsidiary may make such prepayment, redemption, retirement, defeasance or acquisition (i) in connection with any Refinancing Debt permitted by Section 10.2.1(h), (ii) if (A) no Default or Event of Default exists or would result therefrom, and (B) Availability after giving effect thereto would exceed $30,000,000; (iii) if such payment is from the Net Cash Proceeds of, or in exchange for, any Equity Interests of Parent, (iv) as to Debt secured by a Permitted Lien, if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 10.2.6, (v) as to Debt owing for intercompany Loans and advances permitted by Section 10.2.1(i), or (vi) constituting an involuntary prepayment that would not constitute an Event of Default pursuant to Section 11.1(f); or

(c) any Unfunded Pension Liability prior to its due date; provided, however, that Borrowers may pay Unfunded Pension Liabilities if (but only if), immediately prior thereto and immediately after giving effect thereto, no Default or Event of Default exists or would result therefrom and Availability after giving effect thereto would exceed $30,000,000.

10.2.9 Fundamental Changes. (a) Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for (i) mergers or consolidations (A) of a Subsidiary (other than a Borrower) with a wholly-owned Subsidiary or into a Borrower (in which such wholly-owned Subsidiary or Borrower is the survivor), (B) of a Borrower with or into another Borrower, and (ii) liquidations, wind ups and dissolutions permitted by Section 10.2.6(f), or (C) of a Borrower or a Subsidiary in connection with an acquisition of a Person (other than a Person which is then a Borrower or a Subsidiary) permitted by clause (a) of the definition of the term “Restricted Investment”, provided that such Borrower or Subsidiary (as applicable) which is a party to such merger or consolidation is the survivor; or (b) except upon 60 days’ prior written notice to Agent (or such lesser number of days to which Agent may, in its discretion, agree) and with the prior written consent of Agent (which consent shall not be unreasonably withheld), change its tax, charter or other organizational identification number, or change its form or state of organization, provided, however, that, prior to or concurrently with any such change referred to in this clause (b), Obligors shall have executed such agreements, documents and instruments, and taken such further actions, as Agent may reasonably request to ensure the validity and enforceability of the Obligations and the Liens securing the same and compliance with this Agreement and the other Loan Documents.

10.2.10 Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9 and 10.2.5; or permit any existing Subsidiary to issue any additional Equity Interests except (a) director’s qualifying shares or (b) to an Obligor.

10.2.11 Organic Documents. Amend, modify or otherwise change any of its Organic Documents as in effect on the Closing Date if such change could adversely affect Agent or any Lender in any way.

10.2.12 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrowers and Subsidiaries.

10.2.13 Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.14 Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; (c) constituting customary restrictions on assignment in leases and other contracts; (d) with respect to restrictions of the type permitted in Section 10.2.2(o) pursuant to any agreement governing any joint venture in which any Investment is permitted to be made in accordance with Section 10.2.5; (e) with respect to the declaration or making of Distributions by any Obligor whose Equity Interests or assets are subject to an agreement with respect to a transaction permitted by Section 10.2.6, to the extent provided in such agreement (or any other agreement consented to by Agent, which consent shall not be unreasonably withheld); (f) restrictions on cash or other deposits imposed under agreements entered into in the Ordinary Course of Business which require the deposit of or Liens against such cash or other deposits, which agreements relate to transactions, and which Liens related to Liens, permitted by this Agreement; and (g) any agreement restricting the granting of Liens on the Gramercy Assets.

10.2.15 Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.16 Conduct of Business; Foreign Subsidiaries. Engage in any business, other than its business as conducted on the Closing Date and any activities incidental thereto, or permit any Foreign Subsidiary to own any material property or assets.

10.2.17 Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions solely among the Obligors in the Ordinary Course of Business and consistent with past practices; (b) transactions with Affiliates pursuant to agreements that were entered into prior to the Closing Date, as shown on Schedule 10.2.17; (c) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable to Obligors than would be obtained in a comparable arm’s-length transaction with a non-Affiliate; and (d) the following transactions with any other Affiliate in the Ordinary Course of Business and consistent with past practices, in each case subject to reasonable, fair and appropriate cost or similar allocations among entities: (i) centralized and shared accounting and treasury services; (ii) centralized and shared credit and risk management services; (iii) centralized and shared management services; (iv) the purchase and sale of products; (v) centralized and shared payroll, human resources, benefits, and other personnel services; (vi) centralized and shared communication services; (vii) centralized and shared information technology services; (viii) centralized and shared disaster recovery contingency planning services; (ix) centralized and shared Intellectual Property, including licensing thereof; (x) other transactions expressly permitted by this Agreement; and (xi) similar transactions in the ordinary course of business consistent with past practices.

10.2.18 Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.

10.2.19 Amendments to Subordinated Debt. Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification (a) increases the principal balance of such Debt, or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the interest rate; (e) increases or adds any fees or charges; (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Borrower or Subsidiary, or that is otherwise materially adverse to any Borrower, any Subsidiary or Lenders; or (g) results in the Obligations not constituting senior Debt under the documents, instruments or agreements governing such Subordinated Debt, or otherwise not being fully benefited by the subordination provisions thereof.

10.3 Financial Covenant. As long as any Commitments or Obligations are outstanding, Borrowers shall:

10.3.1 Minimum EBITDA. Maintain, as of the last day of each Fiscal Quarter ending during any Trigger Period, EBITDA at least equal to $20,000,000 for each period of four Fiscal Quarters ending during any Trigger Period.

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1 Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) (i) Any failure by Borrowers to pay the principal (or the equivalent thereof with respect to any Bank Product Debt) of any of the Loans or any other Obligations (other than Bank Product Debt if and to the extent, if any, that the agreement(s) governing such Bank Product Debt expressly provide for a grace period with respect to the failure to pay such principal or the equivalent thereof) when due (whether at stated maturity, on demand, upon acceleration or otherwise) in accordance with the terms of this Agreement, (ii) any failure by Borrowers to pay any accrued interest or premium (or the equivalent thereof with respect to any Bank Product Debt) on the Loans or any other Obligations (other than Bank Product Debt if and to the extent, if any, that the agreement(s) governing such Bank Product Debt expressly provide for a grace period with respect to the failure to pay such interest or premium or the equivalent thereof) within one (1) Business Day after such amount becomes due (whether at stated maturity, on demand, upon acceleration or otherwise) in accordance with the terms of this Agreement, or (iii) any failure by Borrowers to pay any fee or other amount (other than the amounts referred to in clause (i) or (ii) preceding) or Obligation owing under this Agreement within two Business Days after such fee or other amount becomes due in accordance with the terms of this Agreement, in each case whether upon demand or otherwise; or, in the case of any Bank Product Debt with respect to which the agreement(s) governing such Bank Product Debt expressly provide for a grace period with respect to any failure to pay referred to in this clause (a) above, any failure by Borrower to pay any such principal (or the equivalent thereof) or accrued interest or premium (or the equivalent thereof) after the expiration of any grace period applicable thereto in such applicable agreement(s);

(b) Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c) An Obligor breaches or fails to perform any covenant contained in Section 7.2, 7.3, 7.4, 7.6, 8.1, 8.2.4, 8.2.5, 8.6.2, 10.1.1, 10.1.11, 10.1.2, 10.2 or 10.3;

(d) An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner;

(e) A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders and other than UCC financing statements (if any) the effectiveness of which have lapsed as a result of Agent’s failure to file proper continuation statements as required by the UCC);

(f) Any breach or default of an Obligor occurs under any Hedging Agreement, or any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt for Borrowed Money (other than the Obligations) in excess of $5,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach (it being understood that the payment of any Permitted Contingent Obligation shall not be an Event of Default under this subsection (f));

(g) Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $5,000,000 (net of any insurance coverage therefor acknowledged in writing by the insurer) and the same shall remain unsatisfied, unvacated, and unstayed pending appeal for a period of 30 days after the entry thereof;

(h) A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $5,000,000;

(i) An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business or there is a cessation of any material part of an Obligor’s business for a material period of time, in each case if not covered by business interruption insurance; or an Obligor is not Solvent;

(j) An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 60 days after filing, or an order for relief is entered in the proceeding;

(k) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC in an aggregate amount which could reasonably be expected to have a Material Adverse Effect or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan if such failure to pay could reasonably be expected to have a Material Adverse Effect; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(l) An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act), that, in each case (A) could reasonably be expected to have a Material Adverse Effect and (B) is not dismissed within 120 days; or

(m) A Change of Control occurs; or any event occurs or condition exists that has a Material Adverse Effect.

11.2 Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Obligor, then, to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a) declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligors to the fullest extent permitted by law;

(b) terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c) require Obligors to Cash Collateralize LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and, if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Obligor agrees that 10 days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

11.3 License. Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral, which license or other right shall not be exercised by Agent except during the continuance of any Default or Event of Default or if and to the extent determined by Agent in good faith necessary or appropriate to prevent the occurrence of, or to mitigate the effects of, a (or an anticipated) Material Adverse Effect. Each Obligor’s rights and interests under Intellectual Property shall inure to Agent’s benefit during the period during which Agent is permitted to exercise such license or other right.

11.4 Setoff. At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such

Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations, irrespective of whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5 Remedies Cumulative; No Waiver.

11.5.1 Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2 Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by Obligors with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. It is expressly acknowledged by Obligors that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12. AGENT

12.1 Appointment, Authority and Duties of Agent.

12.1.1 Appointment and Authority. Each Secured Party appoints and designates Bank of America as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for the benefit of Secured Parties. Each Secured Party agrees that any action taken by Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Agent alone shall be authorized to determine whether any Accounts, Inventory, Equipment or Real Estate constitute Eligible Accounts, Eligible Inventory, Eligible Equipment or Eligible Real Estate, respectively, whether to impose or release any reserve, or whether any conditions to funding or to issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Lender or other Person for any error in judgment.

12.1.2 Duties. Agent shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3 Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4 Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against all Claims that could be incurred by Agent in connection with any act. Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.2 Agreements Regarding Collateral and Field Examination Reports.

12.2.1 Lien Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of an Asset Disposition which Borrower Agent certifies in writing to Agent is a Permitted Asset Disposition or a Lien which Borrower certifies is a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry); (c) that does not have an aggregate fair market value, as estimated or otherwise determined by Agent in good faith, in excess of $200,000; or (d) with the written consent of all Lenders. Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien permitted hereunder. Agent shall have no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2 Possession of Collateral. Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3 Reports. Agent shall promptly forward to each Lender, when complete, copies of any field audit, examination or appraisal report prepared by or for Agent with respect to any Obligor or Collateral (“Report”). Each Lender agrees (a) that neither Bank of America, Agent nor any Co-Collateral Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Agent, each Co-Collateral Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Obligors’ books and records as well as upon representations of Obligors’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender shall indemnify and hold harmless Agent, each Co-Collateral Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as from any Claims arising as a direct or indirect result of Agent furnishing a Report to such Lender.

12.3 Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals. Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

12.4 Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party (other than Agent) agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations), or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral or to assert any rights relating to any Collateral.

12.5 Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.6.1, as applicable, such Lender shall forthwith purchase from Agent, Issuing Bank and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against any Dominion Account without the prior consent of Agent.

12.6 Indemnification. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In no event shall any Lender have any obligation hereunder to indemnify or hold harmless any Agent Indemnitee or Issuing Bank Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee. In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, bankruptcy trustee, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Lender to the extent of its Pro Rata share.

12.7 Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8 Successor Agent and Co-Agents.

12.8.1 Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to Borrowers. If no successor agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint a successor agent from among Lenders or, if no Lender accepts such role, Agent may appoint Required Lenders as successor Agent. Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, or upon appointment of Required Lenders as successor Agent, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 14.2. Notwithstanding any Agent’ss resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

12.8.2 Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Loan Documents shall also be vested in such separate agent. Secured Parties shall execute and deliver such documents as Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.8.3 Resignation of Co-Collateral Agents. Any Co-Collateral Agent may resign as such at any time by giving at least two Business Days prior written notice of such resignation to Agent.

12.9 Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates.

12.10 Remittance of Payments and Collections.

12.10.1 Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.10.2 Failure to Pay. If any Secured Party fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation. In no event shall Borrowers be entitled to receive credit for any interest paid by a Secured Party to Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Agent pursuant to Section 4.2.

12.10.3 Recovery of Payments. If Agent pays any amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from each Secured Party that received it. If Agent determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, each Lender shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

12.11 Agent in its Individual Capacity. As a Lender, Bank of America shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Bank of America and its Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if Bank of America were not Agent hereunder, without any duty to account therefor to

Lenders. In their individual capacities, Bank of America and its Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Secured Party agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to any Secured Party, if acquired in such individual capacity.

12.12 Agent Titles. Each Lender, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Agent”, “Arranger” or “Manager” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender. Each of Bank of America, in addition to being Agent hereunder, and General Electric Capital Corporation is hereby designated as a Co-Collateral Agent for purposes of this Agreement. Notwithstanding such designation as a Co-Collateral Agent, it is acknowledged and agreed by the parties hereto that all Liens granted and Guaranties provided pursuant to or as part of the Loan Documents are and shall continue to be granted in favor of Agent for the benefit of Secured Parties and, accordingly (but subject to the last sentence of this Section 12.13), that Agent shall have the exclusive right to enforce all rights and remedies under the Loan Documents in accordance with the terms of such Loan Documents. For avoidance of doubt (but subject to the proviso below), neither Bank of America nor General Electric Capital Corporation in its capacity as a Co-Collateral Agent shall have any right, power, responsibility or duty under any Loan Documents or shall have any fiduciary relationship with any other Person as a result of or in connection with its being named as such; provided, however, that the parties hereto acknowledge and agree that General Electric Capital Corporation, in its capacity as a Co-Collateral Agent, shall have the rights granted to it in such capacity pursuant to and as specified in the Co-Collateral Agency Agreement.

12.13 Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by Section 5.6 and this Section 12. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.

12.14 No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Obligors or any other Person. As between Obligors and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Obligors, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2 Participations.

13.2.1 Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’ss obligations under the Loan

Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if such Lender had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrowers agree otherwise in writing.

13.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantial portion of the Collateral.

13.2.3 Benefit of Set-Off. Obligors agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3 Assignments.

13.3.1 Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $10,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $5,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $10,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided, however, that any payment by Borrowers to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Borrowers’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.

13.3.2 Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit C and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new Notes, as applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

13.3.3 Certain Assignees. No assignment or participation may be made to a Borrower, Affiliate of a Borrower, Defaulting Lender or natural person. In connection with any assignment by a

Defaulting Lender, such assignment shall be effective only upon payment by the Eligible Assignee or Defaulting Lender to Agent of an aggregate amount sufficient, upon distribution (through direct payment, purchases of participations or other compensating actions as Agent deems appropriate), (a) to satisfy all funding and payment liabilities then owing by the Defaulting Lender hereunder, and (b) to acquire its Pro Rata share of all Loans and LC Obligations. If an assignment by a Defaulting Lender shall become effective under Applicable Law for any reason without compliance with the foregoing sentence, then the assignee shall be deemed a Defaulting Lender for all purposes until such compliance occurs.

13.4 Replacement of Certain Lenders. If a Lender (a) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, or (b) is a Defaulting Lender, then, in addition to any other rights and remedies that any Person may have, Agent or Borrower Agent may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment and Acceptance(s), within 20 days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest, fees and other amounts through the date of assignment (but excluding any prepayment charge).

SECTION 14. MISCELLANEOUS

14.1 Consents, Amendments and Waivers.

14.1.1 Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that

(a) without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b) without the prior written consent of Issuing Bank, no modification shall be effective with respect to any LC Obligations, Section 2.3 or any other provision in a Loan Document that relates to any rights, duties or discretion of Issuing Bank;

(c) without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Revolver Termination Date applicable to such Lender’s Obligations; or (iv) amend this clause (c);

(d) without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall be effective that would (i) alter Section 5.6, 7.1 (except to add Collateral) or 14.1.1; (ii) amend the definition of Borrowing Base (or any defined term used in such definition), Pro Rata or Required Lenders; (iii) increase any advance rate; (iv) release Collateral with a book value greater than $5,000,000 during any calendar year, except as currently contemplated by the Loan Documents; or (v) release any Obligor from liability for any Obligations, if such Obligor is Solvent at the time of the release;

(e) without the prior written consent of a Secured Bank Product Provider, no modification shall be effective that affects its relative payment priority under Section 5.6; and

(f) without the prior written consent of such Co-Collateral Agent, no modification of the Co-Collateral Agency Agreement or any other provision of this Agreement, in each case that relates to any rights, duties or discretion of any Co-Collateral Agent, shall be effective.

14.1.2 Limitations. The agreement of Obligors shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to the Fee Letter or any agreement relating to a Bank Product shall be required for any modification of such agreement, and any non-Lender that is party to a Bank Product agreement shall have no right to participate in any manner in modification of any other Loan Document. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.1.3 Payment for Consents. No Obligor will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.1.4 Release of Collateral and Guarantors.

(a) Upon Full Payment of the Obligations or the consummation of a Permitted Asset Disposition, the applicable item of Collateral (i.e., in the case of a Permitted Asset Disposition, the asset subject thereto) shall be automatically and unconditionally released from the security interest granted under the Loan Documents and Agent will, at Borrowers’ expense, promptly execute and deliver to the applicable Obligor all such documents as such Obligor may reasonably request to evidence such release.

(b) A Guarantor shall be automatically and unconditionally released and discharged from all of its obligations under this Agreement and the Loan Documents if (i) (A) all of its Equity Interests are sold or transferred other than to a Borrower or any of its Subsidiaries or Affiliates, in each case in a transaction in compliance with this Agreement or (B) such Guarantor merges with or into, or consolidates with, another Person, other than an Obligor or an Affiliate of Parent, in accordance with a transaction permitted by Section 10.2.6, (ii) no Default or Event of Default exists or would result from such sale or transfer, and (iii) all conditions and other requirements with respect to such sale or transfer have been complied with. Agent will, at Borrowers’ expense, promptly execute and deliver to Obligors such documents as Obligors may reasonably request to evidence such release.

14.2 Indemnity.

(a) EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS (AS DEFINED HEREIN) THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS (AS DEFINED HEREIN) ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

(b) EACH OBLIGOR SHALL INDEMNIFY, DEFEND, AND HOLD HARMLESS THE INDEMNITEES FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, ASSESSMENTS, FINES, JUDGMENTS, COSTS AND EXPENSES (EXCLUSIVE OF ANY DIMINUTION OF VALUE OF THE REAL ESTATE COLLATERAL) OR LIABILITIES DIRECTLY OR INDIRECTLY, AT ANY TIME, ARISING OUT OF, RELATED TO OR CAUSED BY THE ACTUAL OR ALLEGED USE, GENERATION, MANUFACTURE, PRODUCTION, HANDLING, REFINEMENT, TRANSPORTATION, OFF-SITE SHIPMENT, STORAGE, ENVIRONMENTAL RELEASE, THREATENED ENVIRONMENTAL RELEASE, DISCHARGE, DISPOSAL, OR PRESENCE OF A HAZARDOUS SUBSTANCE RELATING TO ANY OBLIGOR OR ITS OPERATIONS, BUSINESS, OR PROPERTY, OTHER THAN SUCH LOSS OR LIABILITY RESULTING SOLELY AND DIRECTLY FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNITEE TO BE INDEMNIFIED AS DETERMINED IN A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION. THIS INDEMNITY WILL APPLY WHETHER THE HAZARDOUS SUBSTANCE IS ON, UNDER, OR ABOUT ANY OBLIGOR’S PROPERTY OR OPERATIONS, OR PROPERTY LEASED TO OR OTHERWISE IN THE POSSESSION OF ANY OBLIGOR, OR ANY PROPERTY OWNED BY ANY OTHER PERSON. THE INDEMNITY INCLUDES BUT IS NOT LIMITED TO ATTORNEY COSTS. THIS INDEMNITY WILL SURVIVE REPAYMENT OF ALL OTHER OBLIGATIONS. THE INDEMNIFICATION RIGHTS OF AGENT AND LENDERS SET FORTH IN THIS SECTION 14.2(b) SHALL NOT BE ASSIGNED BY AGENT OR LENDERS EXCEPT IN CONNECTION WITH AN ASSIGNMENT OF THE LOANS, THE COMMITMENTS, AND/OR OTHER RIGHTS UNDER THE LOAN DOCUMENTS OR, AS TO AGENT, IN CONNECTION WITH THE APPOINTMENT OF A SUCCESSOR OR REPLACEMENT AGENT IN ACCORDANCE WITH THIS AGREEMENT.

14.3 Notices and Communications.

14.3.1 Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.3, 3.1.2, 4.1.1 or 5.3.3 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Obligors.

14.3.2 Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents, and matters permitted under Section 4.1.4. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.

14.3.3 Non-Conforming Communications. Agent and Lenders may rely upon any notices purportedly given by or on behalf of any Obligor even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of an Obligor.

14.4 Performance of Borrowers’ Obligations. Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of an Obligor under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Revolver Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5 Credit Inquiries. Each Obligor hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Borrower or Subsidiary.

14.6 Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7 Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8 Counterparts. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement.

14.9 Entire Agreement. Time is of the essence of the Loan Documents. The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

14.10 Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Obligor.

14.11 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Obligors and such Person; (ii) Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrowers, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12 Confidentiality. Each of Agent, Lenders and Issuing Bank shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of Borrower Agent; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Borrowers. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information describing this credit facility, including the names and addresses of Obligors and a general description of Obligors’ businesses, and may use Obligors’ logos, trademarks or product photographs in advertising materials. As used herein, “Information“ means all information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information concerning an Obligor or Subsidiary; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including federal and state securities laws.

14.13 [Intentionally Omitted.]

14.14 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

14.15 Consent to Forum.

14.15.1 Forum. EACH OBLIGOR HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER HARRIS COUNTY, TEXAS, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OBLIGOR IRREVOCABLY WAIVES ALL CLAIMS (AS DEFINED HEREIN), OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.15.2 [Intentionally omitted.]

14.16 Waivers by Obligors. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which an Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent, Issuing Bank or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent, Issuing Bank and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.17 Patriot Act Notice. Agent and Lenders hereby notify Obligors that, pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Obligors’ management and owners, such as legal name, address, social security number and date of birth.

14.18 NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN OR AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR,

CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN OR AMONG THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN OR AMONG THE PARTIES.

14.19 Amendment and Restatement. Upon the effectiveness of this Agreement and effective as of the Closing Date, this Agreement shall constitute an amendment and restatement of, but not an extinguishment of any of the “Loans” (as defined in the Existing Credit Agreement), “Obligations” (as defined in the Existing Credit Agreement) or other indebtedness, liabilities and/or obligations of any one or more of Obligors under, the Existing Credit Agreement.

14.20 Ratification of Existing Liens. Each of the Obligors hereby (a) ratifies, confirms and reaffirms any and all Liens that it previously granted to Agent pursuant to the “Loan Documents” (as defined in the Existing Credit Agreement) to the extent that such Obligor continues to have an interest in the property or assets in which any such Lien was granted, (b) acknowledges an agrees that none of such Liens has expired or has been terminated or released, except if and to the extent, if any, expressly provided in such “Loan Documents”1 or as may have been previously and expressly terminated or released by Agent, and (c) acknowledges and agrees that each of such Liens is valid and enforceable in accordance with its terms and continues in full force and effect to secure the payment and performance of the Obligations.

14.21 Assignment of Continuing Loans. On the Closing Date and concurrently with the effectiveness of this Agreement, Bank of America hereby assigns to General Electric Capital Corporation $26,500,000 of the outstanding principal amount of the Continuing Loans for and in consideration of the payment by General Electric Capital Corporation to Bank of America of cash (in the form of immediately available funds) in the amount of $26,500,000. Such assignment is made without representation or warranty of any nature whatsoever, except that Bank of America hereby represents and warrants to General Electric Capital Corporation that Bank of America is the legal and beneficial owner of such principal amount being assigned by it and that such principal amount is free and clear of any adverse claim.

[Remainder of page intentionally left blank; signatures begin on following page.]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:

IMPERIAL SUGAR COMPANY

By:
Name:
Title:
Address:
8016 Highway 90A Sugar Land, Texas 77478 Attn: General Counsel Telecopy: 281-490-9881

IMPERIAL DISTRIBUTING, INC.

By:
Name:
Title:
Address:
c/o Imperial Sugar Company 8016 Highway 90A Sugar Land, Texas 77478 Attn: General Counsel Telecopy: 281-490-9881

IMPERIAL-SAVANNAH LP

By:	Savannah Molasses & Specialties Company
Title:	General Partner

By:
Name:
Title:
Address:
c/o Imperial Sugar Company 8016 Highway 90A Sugar Land, Texas 77478 Attn: General Counsel Telecopy: 281-490-9881

RAGUS HOLDINGS, INC.

By:
Name:
Title:
Address:
c/o Imperial Sugar Company 8016 Highway 90A Sugar Land, Texas 77478 Attn: General Counsel Telecopy: 281-490-9881

GUARANTORS:

BIOMASS CORPORATION

By:
Name:
Title:
Address:
c/o Imperial Sugar Company 8016 Highway 90A Sugar Land, Texas 77478 Attn: General Counsel Telecopy: 281-490-9881

DIXIE CRYSTALS FOODSERVICE, INC.

By:
Name:
Title:
Address:
c/o Imperial Sugar Company 8016 Highway 90A Sugar Land, Texas 77478 Attn: General Counsel Telecopy: 281-490-9881

ICUBE, INC.

By:
Name:
Title:
Address:
c/o Imperial Sugar Company 8016 Highway 90A Sugar Land, Texas 77478 Attn: General Counsel Telecopy: 281-490-9881

IMPERIAL HOLLY CORPORATION

By:
Name:
Title:
Address:
c/o Imperial Sugar Company 8016 Highway 90A Sugar Land, Texas 77478 Attn: General Counsel Telecopy: 281-490-9881

IMPERIAL SWEETENER DISTRIBUTORS, INC.

By:
Name:
Title:
Address:
c/o Imperial Sugar Company 8016 Highway 90A Sugar Land, Texas 77478 Attn: General Counsel Telecopy: 281-490-9881

MENU MAGIC FOODS, INC

By:
Name:
Title:
Address:
c/o Imperial Sugar Company 8016 Highway 90A Sugar Land, Texas 77478 Attn: General Counsel Telecopy: 281-490-9881

SAVANNAH FOODS INDUSTRIAL, INC.

By:
Name:
Title:
Address:
c/o Imperial Sugar Company 8016 Highway 90A Sugar Land, Texas 77478 Attn: General Counsel Telecopy: 281-490-9881

SAVANNAH FOODS & INDUSTRIES, INC.

By:
Name:
Title:
Address:
c/o Imperial Sugar Company 8016 Highway 90A Sugar Land, Texas 77478 Attn: General Counsel Telecopy: 281-490-9881

SAVANNAH INVESTMENT COMPANY

By:
Name:
Title:
Address:
c/o Imperial Sugar Company 8016 Highway 90A Sugar Land, Texas 77478 Attn: General Counsel Telecopy: 281-490-9881

SAVANNAH MOLASSES & SPECIALTIES COMPANY

By:
Name:
Title:
Address:
c/o Imperial Sugar Company 8016 Highway 90A Sugar Land, Texas 77478 Attn: General Counsel Telecopy: 281-490-9881

SAVANNAH SUGAR REFINING CORPORATION

By:
Name:
Title:
Address:
c/o Imperial Sugar Company 8016 Highway 90A Sugar Land, Texas 77478 Attn: General Counsel Telecopy: 281-490-9881

AGENT AND LENDERS:

BANK OF AMERICA, N.A., as Agent and a Lender

By:	/s/ Stephen J. King
Name:	Stephen J. King
Title:	Senior Vice President
Address:
55 South Lake Avenue, Suite 900 Pasadena, California 91101 Attn: Stephen J. King Telecopy: 626-584-4600

By:
Name:
Title:
Address:

Attn:

Telecopy:

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Michael Todorow
Name:	Michael Todorow
Title:	Duly Authorized Signatory
Address:
500 West Monroe Street Chicago, IL 60661 Attn: Imperial Sugar Account Manager Telecopy: 312-441-3840

With a copy to:

General Electric Capital Corporation 10 Riverview Drive Danbury, CT 06810 Attn: Jill Zellmer Telecopy: 203-749-4562

and
General Electric Capital Corporation 500 West Monroe Street Chicago, IL 60661 Attn: Kim Reich Telecopy: 312-441-6876

Address for payments:

ABA No. 021-001-033 Account Number 50279513 Deutsche Bank Trust Company Americas New York, New York Account Name: GECC CFS CIF COLLECTION ACCOUNT Reference: CFK1591/Imperial Sugar Company